                               REVOLVING CREDIT
                            AND SECURITY AGREEMENT

                                    between

                          Acclaim Entertainment, Inc.
                          Acclaim Distribution Inc.,
                                LJN Toys, Ltd.,
                    Acclaim Entertainment Canada, Ltd. and
                    Arena Entertainment Inc. (as Borrowers)


                                      and


                           BNY FINANCIAL CORPORATION
                                   as Lender


                             As of January 1, 1993


                 As Amended and Restated on February 28, 1995

                   TABLE OF CONTENTS                                PAGE
                                                                    ----

   I.   DEFINITIONS                                                  2
     1.1  Accounting Terms                                           2
     1.2  General Terms                                              2
     1.3  Uniform Commercial Code Terms                             19

   II.  ADVANCES, PAYMENT, LENDER GUARANTEES AND LETTERS OF CREDIT  19
     2.1  (a) Advances                                              19
          (b) Discretionary Overformula Advances                    20
          (c) General                                               20
     2.2  Procedure for  Advances                                   21
     2.3  Disbursement of Advance Proceeds                          21
     2.4  Repayment of Obligations                                  22
     2.5  Repayment of Overformula Amount Advances                  22
     2.6  Statement of Account                                      22
     2.7  Lender Guarantees, Letters of Credit and Acceptances      23
     2.8  Issuance of Letters of Credit; Creation of  Acceptances;
            Indemnity                                               23
     2.9  Requirements For Issuance of Lender Guarantees, Letters
            of Credit, and Acceptances                              24
     2.10 Maximum Advance Compliance Certificates                   25
     2.11 Joint and Several Obligations                             26

   III. INTEREST AND FEES                                           26
     3.1  Interest/Special Provisions Applicable to LIBO Rate
            Advances                                                26
     3.2  Letter of Credit Fees                                     27
     3.3  Closing Fee                                               27
     3.4  Unused Facility Fee                                       28
     3.5  Due Diligence/Audit Fees                                  28
     3.6  Computation of Interest and Fees                          28
     3.7  Maximum Charges                                           29
     3.8  Increased Costs                                           29
     3.9  Capital Adequacy                                          30
     3.10 Fixed Rate Lending Unlawful                               30
     3.11 Deposits Unavailable                                      31
     3.12 Funding Losses                                            31
     3.13 Survival                                                  32

   IV.  COLLATERAL GENERAL TERMS                                    32
     4.1  Security Interest in the Collateral                       32
     4.2  Perfection of Security Interest                           32
     4.3  Disposition of Collateral                                 33
     4.4  Inspection of Premises                                    33
     4.5  Receivables                                               33
     4.6  Inventory                                                 34
     4.7  Maintenance of Equipment                                  34
     4.8  Exculpation of Liability                                  34


   V.   REPRESENTATIONS AND WARRANTIES                              34
     5.1  Authority                                                 34
     5.2  Formation and Qualification                               35

     5.3  Solvency                                                  35
     5.4  Litigation                                                35
     5.5  Financial Statements                                      36
     5.6  ERISA                                                     36
     5.7  Patents, Trademarks, Copyrights and Licenses              36
     5.8  Licenses and Permits                                      36
     5.9  Default of Indebtedness                                   37
     5.10 No Default                                                37
     5.11 Margin Regulations                                        37
     5.12 Environmental Warranties                                  37
     5.13 Validity, etc                                             38
     5.14 Subsidiaries                                              38
     5.15 Disclosure and Notice to Lending                          38
     5.16 Survival of Representations and Warranties                39

   VI.  COVENANTS                                                   39
     6.1  Payment of Fees                                           39
     6.2  Conduct of Business and Maintenance of Existence and
            Assets                                                  39
     6.3  Violations                                                39
     6.4  Tangible Net Worth of AEI and its consolidated
            Subsidiaries                                            40
     6.5  Working Capital of AEI and its consolidated Subsidiaries  40
     6.6  Capital Expenditures                                      40
     6.7  Ratio of Total Indebtedness to Tangible Net Worth         41
     6.8  Fixed Charge Ratio                                        41
     6.9  Maximum Losses                                            41
     6.10 Pledge of Credit                                          41
     6.11 Payment of Indebtedness                                   41
     6.12 Additional Material Subsidiaries/Corporate Guarantors     41
     6.13 Fiscal Year                                               42
     6.14 Corporate Changes                                         42
     6.15 Environmental Liabilities                                 43
     6.16 Additional Assurances                                     43

   VII.  CONDITIONS PRECEDENT                                       44
     7.1  Conditions Precedent to Each Advance                      44

   VIII. NOTICES, INFORMATION FINANCIAL STATEMENTS, REPORTS,
           COMPLIANCE CERTIFICATES                                  45
     8.1  Disclosure and Notice of Certain Items                    45
     8.2  Schedules                                                 46
     8.3  Environmental Certificates                                47
     8.4  Litigation                                                47
     8.5  Default Related Notices                                   47
     8.6  Government Receivables                                    48
     8.7  Annual Financial Statements                               48
     8.8  Quarterly Financial Statements                            48
     8.9  Monthly Financial Statements                              49

     8.10 Other Information and Reports                             49
     8.11 Projected Operating Budget                                49
     8.12 Variances From Operating Budget                           50
     8.13 Compliance Certificates                                   50

   IX.  EVENTS OF DEFAULT                                           50

   X.   LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT                  53
     10.1  Rights and Remedies                                      53
     10.2  Lender's Discretion                                      55
     10.3  Setoff                                                   55
     10.4  Rights and Remedies not Exclusive                        55

   XI.  WAIVERS AND JUDICIAL PROCEEDINGS                            55
     11.1  Waiver of Notice                                         55
     11.2  Delay                                                    55
     11.3  Jury Waiver                                              56

   XII. EFFECTIVE DATE AND TERMINATION                              56
     12.1  Term                                                     56
     12.2  Early Termination Fee                                    56
     12.3  End of Term                                              57
     12.4  Termination                                              57

   XIII.COLLECTIVE BORROWING                                        58
     13.1  Request for Collective Borrowing                         58
     13.2  Single Account                                           58
     13.3  Power of Attorney for AEI from Borrowers                 58
     13.4  Indemnification                                          59

   XIV. MISCELLANEOUS                                               59
     14.1  Governing Law                                            59
     14.2  Restated and Amended  Agreement                          59
     14.3  Application of Payments                                  59
     14.4  Indemnity                                                59
     14.5  Forum Selection and Consent to Jurisdiction              60
     14.6  Notice                                                   60
     14.7  Severability                                             61
     14.8  Expenses                                                 61
     14.9  Injunctive Relief                                        62
     14.10 Captions                                                 62
     14.11 Counterparts                                             62
     14.12 Construction                                             62
     14.13 Confidentiality                                          62
     14.14 Successors and Assigns                                   64

   EXHIBITS

     EXHIBIT A   Corporate Guarantee
     EXHIBIT B   Letter of Credit Supplement Agreement
     EXHIBIT C   Maximum Advance Compliance Certificate
     EXHIBIT D   Request Re: LIBO Rate Advances

     EXHIBIT E   Legal Opinion
     EXHIBIT F   Financial Covenants Compliance Certificate

   SCHEDULES

     3.2   Letter of Credit Fees (see "Eligible
             Receivables" definition)
     5.2   States of Qualification and Good Standing
             (Borrowers)
     5.4   Litigation
     5.7   Patents, Trademarks, Copyrights and Licenses
     5.8   Licenses and Permits
     5.12  Environmental Matters
     5.14  Subsidiaries
     8.1   Physical Collateral Locations (Borrowers)

                               REVOLVING CREDIT
                                      AND
                              SECURITY AGREEMENT
                             As of January 1, 1993


                (As Amended and Restated  on February 28, 1995)


         Revolving Credit and Security Agreement dated as of January 1, 1993 between Acclaim Entertainment, Inc., a Delaware corporation ("AEI"), Acclaim Distribution Inc., a Delaware corporation ("ADI"), LJN Toys, Ltd., a New York corporation ("LJN"), Acclaim Entertainment Canada, Ltd., a Canadian corporation ("AEC") and Arena Entertainment Inc., a Delaware corporation ("Arena") and BNY FINANCIAL CORPORATION ("BNY"), a corporation organized under the laws of the State of New York as amended and restated on February 28, 1995.

         IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers and Lender hereby agree as follows:


         I.  DEFINITIONS.

         1.1 Accounting Terms. As used in this Agreement or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in
  Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

         1.2  General Terms.  For purposes of this
  Agreement the following terms shall have the following meanings:

         "Acceptances" shall have the meaning set forth in
  Section 2.7 hereof.

         "Advances" shall mean and include the Revolving
  Rate Advances and the LIBO Rate Advances.

         "AEI" shall have the meaning set forth in the introductory paragraph to this Agreement, together with any permitted successors and assigns in accordance with this Agreement.

         "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer
  (i) of such Person, (ii) of any Subsidiary of such Person or
  (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote (A) 50% or more of the securities having ordinary voting power for the election of directors of such Person with respect to a person other than AEI or (B) forty percent (40%) or more of the securities having ordinary voting power for the election of directors of AEI, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agreement" shall mean this Revolving Credit and Security Agreement, as amended, supplemented, or modified from time to time.

         "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

         "Bank" shall mean The Bank of New York.

         "Borrower" shall mean each of the Borrowers and any of their respective permitted successors and assigns in accordance with this Agreement.

         "Borrowers" shall mean all of AEI, ADI, LJN, AEC and Arena and all of their respective permitted successors and assigns in accordance with this Agreement.

         "Business Day" shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

         "Capital Expenditures" shall mean any and all payments by any of the Borrowers for the acquisition of any fixed assets or improvements, including without limitation any obligation as a lessee which, in accordance with GAAP, would appear or be disclosed on the balance sheet of any Borrower as a capital lease, or for replacements, substitutions, or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

         "Change of Ownership" shall mean (a) any transfer (whether in one or more transactions) of ownership by the Original Owners to a Person who is neither an Original Owner nor an Affiliate of an Original Owner which would result in the ownership by the Original Owners of less than ten percent (10%) in the aggregate of the common stock of AEI (including for the purposes of the calculation of percentage ownership, any shares of common stock into which any capital stock of AEI held by any of the Original Owners is convertible or for which any such shares of the capital stock of AEI or of any other Person may be exchanged and any shares of common stock of AEI held by any of the Original Owners is convertible or for which any such share of the capital stock of AEI or of any other Person may be exchanged and any shares of common stock issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners), or (b) any merger, consolidation or sale of substantially all of the property or assets of the Borrowers, any of the Material Subsidiaries or any of the Corporate Guarantors except to the extent permitted hereunder.

         "Charges" shall mean all taxes, charges, fees, executions, attachments, seizures, warrants, imposts, injunctions, levies or other assessments or similar process, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any of the Borrowers.

         "Claims" shall mean all security interests, Liens, claims or encumbrances held or asserted by any Person against any or all of the Collateral, other than (A) Charges, or (B)
  Permitted Encumbrances.

         "Closing Fee" shall have the meaning set forth in
  Section 3.3 hereof.

         "Collateral" shall mean and include all of the present and future assets and property falling within the following categories, of each of the Borrowers, as well as of each of the Material Subsidiaries incorporated in any state within the United States of America, however and whenever arising and wherever located:

           (a)  all Receivables;

           (b)  all Equipment;

           (c) all General Intangibles; provided, that, any copyright, patent, trademark, trade secret or other related property owned by any Borrower or Material Subsidiary
       shall only be included herein as
       Collateral if it shall be copyrighted,
       patented, trademarked, or otherwise used in the United States of America;

           (d)  all Inventory;

           (e)  all Credit Balances;

           (f)  all of the right, title and interest in
  and of each of the Borrowers, as well as each of the Material Subsidiaries to (i) its goods and other personal property including but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of the rights of each and all of the Borrowers and/or the Material Subsidiaries as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, set off, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any of the Borrowers and/or the Material Subsidiaries from any Customer relating to the Receivables; (iv) other personal property, including warranty claims relating to any goods securing this Agreement; (v) if and when obtained by any of the Borrowers and/or the Material Subsidiaries, all real and personal property of third parties in which any of such Borrowers and/or the Material Subsidiaries has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vi) any other goods, personal property or real property now owned or hereafter acquired in which any of the Borrowers and/or the Material Subsidiaries has expressly granted a security interest or may in the future expressly grant a security interest to the Lender hereunder, or in any amendment or supplement hereto, or under any other agreement between the Lender on the one hand and any of the Borrowers or Material Subsidiaries on the other hand; provided, that, any copyright, patent, trademark, trade secret or other related property owned by any Borrower or Material Subsidiary shall only be included herein as Collateral if it shall be copyrighted, patented, trademarked, or otherwise used in the United States of America;

           (g) all of the ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any of the Borrowers or any Material Subsidiary or in which any of them has an interest), computer programs, tapes, disks and documents of each of the Borrowers, as well as each of the Material Subsidiaries, relating to subparagraphs (a), (b), (c), (d), or
  (f), of this Paragraph; and

           (h) all proceeds andproducts of  subparagraphs (a), (b), (c),

  (d), (e), (f), or (g), in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or documents.

         Notwithstanding the foregoing, the term "Collateral" shall not include: (1) any assets or property of Acclaim Comics, Inc., Acclaim Cable Holdings, Inc., Acclaim Corporate Center 1, Inc., Oyster Bay Warehouse Corp. and/or ACTC, L.P.; (2) any capital stock or any equity and/or partnership interest held by any of the Borrowers; or (3) any copyright, patent, trademark, trade secret or other related property and any General Intangibles in respect thereof licensed by any Borrower or Material Subsidiary to the extent that the license agreement covering the same restricts any Borrower's or any Material Subsidiary's right to grant a consensual Lien therein.

         "Contract Rate" means an interest rate per annum equal: (a) in the case of LIBO Rate Advances, to the sum of (i) the applicable LIBO Rate, plus (ii) two percent (2%) and (b) in the case of all other Advances, to the Revolving Advance Rate.

         "Corporate Guarantor(s)" shall mean: (a) each Borrower with respect to the Obligations of any and all other Borrowers; and (b) with respect to the Obligations of each and all of the Borrowers, (i) Oyster Bay Warehouse Corp., a New York corporation, Acclaim Corporate Center 1, Inc., a New York corporation and Iguana Entertainment, Inc., a Texas corporation;
  (ii) all other existing and future Subsidiaries of any of the Borrowers incorporated in any state within the United States of America; and (iii) all existing and future Material Subsidiaries of any of the Borrowers not incorporated within any state within the United States of America; except with respect to subparagraphs (ii) and (iii) immediately above, to the extent otherwise provided in Section 6.12 hereof.

         "Corporate Guarantee(s)" shall mean Guarantees substantially in the form of Exhibit A hereto, guaranteeing
  Obligations of each and all of the Borrowers to  the Lender.

         "Credit Balances" means any and all existing or future credit balances, and any and all other rights to receive monies and/or other payments now or hereafter due to each and all of the Borrowers under the Factoring Agreements of any of such parties at any time and from time to time in effect, including without limitation, any Factoring Agreement(s) now or hereafter in place between any of the Borrowers and the Lender.


         "Credit Risk" shall have the meaning set forth in the Factoring Agreements.

         "Current Assets" at a particular date, means all of the assets of AEI and its consolidated Subsidiaries, taken as a whole, which would, in conformity with GAAP, be included under current assets on a balance sheet of AEI and its consolidated
  Subsidiaries, taken as a whole as at such date.

         "Current Liabilities" at a particular date, means all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of AEI and its consolidated Subsidiaries, taken as a whole as at such date.

         "Customer" shall mean and include each account debtor with respect to any of the Receivables and/or the prospective purchaser of goods, services or both with respect to any contract or other arrangement with any Borrowers, pursuant to which such Borrower is to deliver any personal property or is to perform any services.

         "Default" means an event or circumstance, which upon the giving of notice or the passage of time or both, would become an Event of Default.

         "Default Rate" means a rate equal to three-quarters of one percent (3/4%) per annum in excess of the Contract Rate or the Overformula Rate, as the case may be.

         "Dollar" and the sign "$" shall mean lawful money of the United States of America.

         "Early Termination Fee" shall mean a fee of $125,000 per month or part thereof, calculated from the effective termination date of the Agreement in accordance with Section 10.1 or Section 12.1(a)(ii) hereof, through and including January 31, 1996, or should such effective termination date occur after January 31, 1996, through and including January 31 in the Calendar Year next occurring (notwithstanding any termination in accordance with Section 10.1 or 12.1(a)(ii) hereunder and/or any effective termination date of this Agreement that may occur, pursuant to the terms hereof, on a date earlier than the last day of such Term).

         "EBIDTA" means, for any period, the net income before interest and taxes of AEI and its consolidated
  Subsidiaries, taken as a whole, exclusive of depreciation, amortization, extraordinary gains and losses and all other non-cash charges, determined purusant to GAAP for such period.

         "Eligible Inventory" shall mean and include: (i)

  all finished goods interactive entertainment software Inventory of each of the Borrowers (but not of any of the Material Subsidiaries) which is: (a) less than 60 days old; and (b) located in the United States of America (or, in the case of such Inventory of AEC, in Ontario, Canada; provided that subject to
  Section 2.1(a)(2) hereof, no Advances in excess of $5,000,000 in the aggregate at any time shall be made in respect of such AEC Inventory located in Ontario, Canada) and (ii) all raw material Inventory of each of the Borrowers (but not of any of the Material Subsidiaries) consisting of read-only memory computer chips utilized in the manufacture or assembly of any of the Borrowers' products and which raw material is: (a) located in the United States of America, or in Lender's sole discretion, in Mexico; and (b) not, in Lender's opinion, obsolete, or unmerchantable; provided that subject to Sectio 2.1(a)(2) hereof, no Advances in excess of $2,000,000 in the aggregate at any time shall be made in respect of any such raw material Inventory, wherever located, and  all of which Inventory shall in each
  instance: (1)   be in good condition;  (2) be readily saleable at
  prices not less than cost; and (3) exclude any work-in-process,

  and which Inventory Lender, in its reasonable discretion exercised in good faith, shall not otherwise deem ineligible, based on such considerations as Lender may from time to time deem appropriate including, without limitation, whether (A) the Inventory is subject to a perfected, first priority security interest in favor of Lender, other than Permitted Encumbrances,
  (B) third party waivers requested by the Lender have been executed (in form and substance reasonably acceptable to the Lender) and delivered to the Lender by landlords or warehousemen and (C) the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

         "Eligible Receivables" shall mean each Receivable arising in the ordinary course of the business of each of the Borrowers (but not of any of the Material Subsidiaries) and which Lender, in its reasonable credit judgment exercised in good faith, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall generally not be deemed eligible unless such Receivable is an assigned, credit approved Receivable under any Borrower's Factoring Agreement with the Lender, or is an assigned non-credit approved Receivable created by any Borrower which at all times is acceptable to the Lender and, in each case, is subject to Lender's perfected security interest and no other Lien, other than Permitted Encumbrances, and is evidenced by an invoice or other documentary evidence satisfactory to Lender. In Lender's sole discretion , exercised at any time and from time to time, however, Eligible Receivables may also include Receivables which have not been assigned to Lender under the Factoring Agreements subject to such limitations and/or conditions the Lender may establish. Notwithstanding the foregoing, Eligible Receivables shall also include Receivables owed by those Customers listed on a schedule to later be prepared and which must be mutually acceptable to the Lender and to AEI on behalf of the Borrowers, to be designated as
  Schedule 1.2 hereto (each, a "Special Customer"), which to the extent of the limitations more fully set forth on said Schedule, shall be Eligible Receivables, subject to: (i) Lender's right to later withdraw or adjust the eligible nature or amount of any such Special Customer Receivables, in Lender's reasonable discretion, exercised in good faith at any time and from time to time; and/or (ii) to Special Customer Receivables also becoming automatically ineligible, upon the occurrence of any of the events or circumstances described in subparagraphs (a) through
  (q) set forth immediatly below, except to the extent any such subparagraph(s) may expressly state otherwise. In addition, no Receivable shall be an Eligible Receivable if:

           (a)  it arises out of a sale made by any
  Borrower to any Subsidiary or Affiliate of any of the Borrowers, or to a Person controlled by any such Subsidiary or Affiliate;

           (b)  it is due or unpaid more than  one
  hundred and twenty (120) days after the original invoice date;

           (c)  more than sixty (60) days have elapsed
  from the due date of the original invoice;

           (d)  more than fifty percent (50%) of the
  aggregate account balance of Receivables due from the Customer are more than thirty (30) days past due;

           (e)  fifty percent (50%) or more of the
  Receivables from the Customer, other than in the case of one of the Special Customers, are not deemed Eligible Receivables hereunder;

           (f) any other material breach of a covenant, representation or warranty contained in this Agreement or in any of the Factoring Agreements of any of the Borrowers has occurred and is continuing with respect to such Receivable;

           (g)  and to the extent that an offset or
  "contra" account may exist (such as in any instance where the Customer is also the creditor or supplier of a Borrower, or the Customer has disputed liability, or the Customer has made any claim with respect to any other Receivable due from such Customer to a Borrower, or the Receivable otherwise is or may become subject to any right of setoff by the Customer), but any balance in excess of such offset or "contra" account which balance the Customer has acknowledged and agreed to remit to the Lender in a timely manner may be considered an Eligible Receivable;

           (h)  the Lender does not remain on the Credit
  Risk as to such Receivable and the Customer thereunder has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Customer in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against the Customer, or if the Customer has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

           (i)  the sale is to an Customer outside the
  continental United States, Canada or Mexico, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its reasonable discretion;

           (j)  the sale to the Customer is on a   bill-and-hold,
  guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or its evidenced by chattel paper;

           (k) Lender is otherwise not satisfied in its reasonable discretion exercised in good faith with the credit standing of the Customer other than in the case of one of the Special Customers;

           (l)  the Customer is the United States of
  America, any state or locality, or any department, agency or instrumentality of any of them, unless: (i) and to the extent that: (y) the governmental Customer consists of any branch of the armed services of the United States of America and; (z) the aggregate outstanding amount of such Receivables described in subdivision (y) above does not exceed five percent (5%) of the total outstanding amount of Receivables at any time assigned to Lender; or (ii) each Borrower assigns its right to payment of such Receivables to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 203 et seq.) and has otherwise complied with other applicable statutes or ordinances;


           (m) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

           (n)  the Receivables of the Customer, other
  than in the case of one of the Special Customers, exceed a credit limit determined by Lender, in its sole discretion, to the extent such Receivable exceeds such limit;

           (o) and to the extent that the Receivable is or may be, in Lender's reasonable judgment exercised in good faith, subject to any offset, deduction, defense, dispute, or counterclaim or is contingent in any respect or for any reason;

           (p)    and to the extent  that any return,
  rejection or repossession of the merchandise covered by the Receivable has occurred;

           (q) such Receivable is not payable to any of the Borrowers; or

           (r)  and to the extent that the aggregate
  amount of outstanding Receivables of a Customer exceeds 20% or more of the aggregate amount of all Eligible Receivables then outstanding.

         "Environmental Claim" means any notice, warning, claim, administrative, regulatory or judicial action, suit, Lien, order, judgment, decree, demand or other written communication by any Person alleging or asserting any Borrower's or predecessor's in interest liability or potential liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, other damages, personal injuries, injunctive relief, fines or penalties arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Hazardous Material at any location, whether or not owned by any Borrower relating to or arising from the ownership or operation of any facility, or
  (b) the violation, or alleged violation, of any Environmental
  Laws.

         "Environmental Laws" means any and all government rules, now or hereafter in effect, relating to (a) the environment and natural resources, (b) emissions, discharges, releases or threatened releases of Hazardous Materials into the enviornment, including, without limitation, ambient air, surface water, groundwater or land, (c) the treatment, storage, disposal, transport or handling of Hazardous Materials, or (d) the manufacture, processing, distribution or use of Hazardous
  Materials.

         "Equipment" shall mean and include all of the goods (excluding Inventory) , whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

         "ERISA" shall have the meaning set forth in
  Section 5.6 hereof.

         "Event of Default" shall mean the occurrence of any of the events or circumstances set forth in Article IX hereof, provided that any requirement contained in this Agreement for the giving of notice, the lapse of time, or both, in accordance with this Agreement, has been satisfied.

         "Factoring Agreement(s)" shall mean  the
  Factoring Agreements between Lender and each of the Borrowers, as now or hereafter constituted, as each has been and may be amended, modified and supplemented from time to time.

         "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

         "Fixed Charge Ratio" means, at any point in time as of which it may be determined, EBIDTA divided by Fixed Charge Expenses.

         "Fixed Charge Expenses" means the sum of the following, determined in each case for the relevant period of time: (a) all interest expenses, including in respect of any Indebtedness;(b) all expenses in relation to any taxes, levies, imposts and similar liabilities, together with any related charges, withholdings and liabilities; and (c) all expenses in respect of repayment of lease obligations, in each instance determined in accordance with GAAP.

         "Formula Amount" shall have the meaning set forth in Section 2.1(a).


         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time. For all purposes of this Agreement, however, notwithstanding GAAP, all Advances hereunder will be accounted for by the Borrowers as Current Liabilities or, in accordance with past practices, the "due from Factor" account of AEI and the other Borrowers will be accounted for and included within their respective Receivables net of all Advances under this Agreement.

         "General Intangibles" shall mean and include all of the general intangibles , whether now owned or hereafter acquired, including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trade secrets, goodwill, copyrights, registrations, licenses, franchises, Customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to any of them, as the case may be, to secure payment of any of the Receivables by an Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

         "Hazardous Material" shall mean, collectively, any oil or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant, chemical or pollutant, including thermal discharges as defined by, and to the extent regulated as such under, any Environmental Laws.

         "HKSB" shall have the meaning set forth in the definition of Permitted Encumbrances herein.

         "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

         "Interest Determination Date" shall have the meaning set forth in Section 3.1(b).

         "Interest Period" means, relative to any Advances constituting LIBO Rate Advances, the period beginning on (and including) the date on which such LIBO Rate Advances are made, extended or converted into LIBO Rate Advances pursuant hereto and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in any such case, as a Borrower may select in accordance with Section 3.1 hereof.

         "Inventory" shall mean all of the now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in their respective businesses or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

         "Lender" shall mean BNY and its successors or assigns.

         "Lender Guarantee(s)" shall have the meaning set forth in Section 2.7 hereof.

         "Letter(s) of Credit" shall have the meaning set forth in Section 2.7 hereof.

         "LIBO Rate" means, relative to any Interest Period for LIBO Rate Advances, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Bank's LIBOR Office in the London, England interbank eurodollar market as at or about 11:00 a.m. London time, three Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount comparable to the amount of the LIBO Rate Advances and the relevant Interest Period.

         "LIBO Rate Advances" means any and all Advances
  (or any portion thereof) requested to be made, converted or extended by Lender as Advances bearing interest, when and to the extent that the interest rate therefore is determined by reference to the LIBO Rate (Reserve Adjusted), which LIBO Rate

  Advances when requested to be made, converted or extended, shall each be in an aggregate principal amount of not less $5,000,000 and in integral multiples of $1,000,000, in excess of $5,000,000.

         "LIBO Rate (Reserve Adjusted)" means, relative to any Advances or any portion thereof to be made, extended or maintained as, or converted into, LIBO Rate Advances for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined pursuant to the following formula:


              LIBO Rate                        LIBO Rate
              ---------        =               ---------
          (Reserve Adjusted)         1.00 - LIBOR Reserve Percentage

  The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Advances will be determined by the Lender on the basis of the LIBOR Reserve Percentage in effect three Business Days before the first day of such Interest Period.

         "LIBOR Office" means the office of the Bank at 48
  Wall Street, New York, New York or such other office of the Bank as designated from time to time by the Bank, whether or not outside the United States.

         "LIBOR Reserve Percentage" means, relative to any LIBO Rate Advances for any Interest Period, the reserve percentage applicable to the Bank (expressed as a decimal) and equal to the daily average of the stated maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Federal Reserve Board and then applicable to assets or liabilities consisting of or including "Eurocurrency Liabilities," as currently defined in Regulation D of the Federal

  Reserve Board, having a term approximately equal or comparable to such Interest Period.

         "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, Charge, Claim or encumbrance, or preference, priority or other security agreement or preferential arrangement, in respect of any asset of any of the Borrowers or any of the Material Subsidiaries, of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.


         "Loan Account" shall have the meaning set forth in
  Section 13.2(a).

         "Material Adverse Effect" shall mean a material adverse effect on (i) the financial condition, operations, performance, assets, properties, liabilities, or business of AEI and its consolidated Subsidiaries, taken as a whole, (ii) the ability of any of the Borrowers to pay or perform its respective Obligations in accordance with the terms thereof, (iii) the Collateral or the value of the Collateral, taken as a whole, or Liens on the Collateral taken as a whole in favor of Lender, or the perfection or priority of any such Lien, subject to any Permitted Encumbrances, or (iv) any of Lender's material rights or remedies under this Agreement or any of the Other Documents.

         "Material Subsidiary(ies)" shall mean and include each and all of the existing and hereafter acquired or formed Subsidiaries of any of the Borrowers and/or of any of the Corporate Guarantors, which has an aggregate asset value at any time and in any instance of $5,000,000 or more, other than each of Acclaim Comics, Inc, ACTC, L.P., Oyster Bay Warehouse Corp., Acclaim Corporate Center 1, Inc. and Acclaim Cable Holdings, Inc.

         "Maturity Date" shall mean as to any particular month, six (6) business days after the average due date of all Receivables purchased by Lender during such month from each Borrower under the Factoring Agreements, taking into account all credits issued to Customers, all as more fully set forth in the Factoring Agreements.

         "Maximum Loan Amount" shall be an amount to be selected by AEI on behalf of all of the Borrowers on a combined basis from time to time, subject to and in accordance with
  Section 2.1(a) hereof, and which amount as so selected shall, at all times during the Term be not less than $15,000,000 and not more than $70,000,000.

         "Midland" shall have the meaning set forth within the definition of Permitted Encumbrances herein.

         "Money Borrowed" shall mean, as applied to Indebtedness, money borrowed and Indebtedness represented by notes payable and drafts accepted, representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid, and all Indebtedness issued or assumed as full or partial payment for property.

         "Monthly Advances" shall have the meaning set forth in Section 3.1 hereof.


         "Net Worth" at a particular date, shall mean all amounts which would be included under shareholders' equity on a consolidated balance sheet of AEI and its consolidated
  Subsidiaries determined in accordance with GAAP as at such date.

         "Obligations" shall mean and include any and all of the Indebtedness and/or liabilities of each and all of the Borrowers to the Lender, or to any corporation that directly or indirectly controls or is controlled by or is under common control with Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, all Advances under this Agreement, any and all of the other Indebtedness and/or liabilities of each and all of the Borrowers under this Agreement, the Other Documents, or under any other agreement between or concerning the Lender and any Borrower, and all obligations of each of the Borrowers to or for the benefit of the Lender to perform acts or refrain from taking any action.

         "Original Owners" shall mean James R. Scoroposki and Gregory E. Fischbach.

         "Other Documents" shall mean any and all agreements, instruments, amendments and other documentation, including, without limitation, the Factoring Agreements, the Letter of Credit Financing Supplements, intercreditor agreements, Uniform Commercial Code financing statements, Corporate Guarantees, security agreements, pledges, powers of attorney, consents, and all other writings between or concerning the Lender on the one hand and any of the Borrowers, Material Subsidiaries or Corporate Guarantors on the other hand, whether heretofore, now or hereafter executed and/or delivered to Lender, in respect of the transactions contemplated by this Agreement.

         "Overformula Amount" shall have the meaning set forth in Section 2.1(b) hereof.

         "Overformula Rate" means a rate equal to one-half of one percent (1/2%) per annum in excess of the Contract Rate,

         "Payment Office" shall mean initially 1290 Avenue of the Americas, New York, New York 10104; thereafter, such other office of Lender, if any, which it may from time to time designate by notice to the Borrower to be the Payment Office.


         "Permitted Encumbrances" shall mean (a) Liens in favor of Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the applicable Borrower; (c) Liens disclosed in the financial statements of a Borrower covering periods of time after November 30, 1994 and delivered to Lender, the existence of which Liens Lender has consented to in writing; (d) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the business of a Borrower; (f) judgment liens against a Borrower that have been stayed or bonded and mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business of a Borrower with respect to obligations which are not due or which are being contested in good faith by a Borrower; (g) Liens placed upon fixed assets (including Equipment) of a Borrower hereafter acquired to secure a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of such Borrower; (h) mortgage in favor of National Westminster Bank with respect to the real estate located at 71 Audrey Avenue, Oyster Bay, NY 11771; (i) Liens not exceeding $250,000, individually or in the aggregate at any time and from time to time outstanding and Liens individually or in the aggregate at any time and from time to time outstanding in excess of $250,000 which are bonded to Lender's satisfaction and discharged within 90 days from the date thereof; (j) Liens in favor of the Hongkong and Shanghai Banking Corporation Limited (together with its related concerns, herein "HKSB") concerning AEI, with respect to which the Lender is party to an intercreditor agreement dated February 26, 1990 as amended and supplemented; (k) Liens in favor of Midland Bank plc (together with its related concerns, herein "Midland") concerning the Borrower, Acclaim Comics, Inc. and certain of AEI's other Subsidiaries, with respect to which the Lender is a party to an intercreditor agreement dated July 29, 1994 as amended and supplemented; (l) Liens in favor of the Standard Chartered Bank concerning AEI, provided that an intercreditor agreement acceptable, in form and substance to the Lender in its reasonable discretion, has been entered into with the Standard Chartered Bank in respect of such Liens; and (m) Liens on, and with respect to financing obtained concerning 70 Glen Street, Glen Cove, New

  York, as well as improvements thereon, not to exceed $20,000,000 in the aggregate.

         "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

         "Plan" shall mean any pension plan covered by Title IV of ERISA, that any of the Borrowers or any entity which is under common control with any of them maintains, contributes to, or has an obligation to contribute to.

         "Prime Rate" for the purpose of this Agreement means the rate of interest publicly announced from time to time by the Bank at its principal office in New York as its prime rate or prime lending rate, which is determined from time to time by the Bank as a means of pricing some loans to its Customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of Customers of the Bank.

         "Questionnaire" shall mean the Factoring Agreement certification(s) executed by officers of each of the Borrowers and delivered to Lender.

         "Receivables" shall mean and include all of the accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing, arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created or arising, and whether or not specifically sold or assigned to the Lender hereunder.

         "Reportable Event" shall mean a Reportable Event as defined in Section 4043(b) of ERISA.

         "Restatement Effective Date" shall mean February
  1, 1995.

         "Reserves" shall have the meaning set forth in
  Section 2.1(a) hereof.

         "Revolving Advance Rate" shall mean an interest rate per annum equal to the Alternate Base Rate minus one-half of one percent (.50%).

         "Revolving Rate Advance(s)" shall have the meaning set forth in Section 2.1 (c) hereof.

         "Subsidiary" of any Person shall mean a
  corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

         "Tangible Net Worth"  at a particular date means
  (a) the aggregate amount of all assets of AEI and its consolidated Subsidiaries, taken as a whole, and as may be properly classified as such in accordance with GAAP consistently applied, excluding such assets as are properly classified as intangible assets under GAAP to the extent that such intangible assets were created or acquired by AEI or any of its consolidated Subsidiaries after January 5, 1995, less (b) the aggregate amount of all liabilities of AEI and its consolidated Subsidiaries taken as a whole, and as may be properly classified as such in accordance with GAAP consistently applied.

         "Term" shall mean January 1, 1993 through and including January 31, 1996, as same may be extended, reduced or terminated in accordance with the provisions of Section 12.1 hereof.

         "Unused Facility Fee" shall have the meaning set forth in Section 3.4 hereof.

         "Value" or "Valuation" shall mean, with respect to Eligible Inventory, the lower of cost or market value thereof, determined on a first in, first-out basis.

         "Working Capital" at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

         1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.


         II.  ADVANCES, PAYMENT, LENDER GUARANTEES AND LETTERS
  OF CREDIT.

         2.1 (a) Advances. Subject to the terms and conditions set forth in this Agreement, Lender will during the Term hereof make Advances to the Borrowers on a combined basis and will for the Borrowers' combined account, subject to Section
  2.7 hereof, issue Lender Guarantees, issue or cause to be issued Letters of Credit and/or create Acceptances, in a maximum aggregate amount outstanding at any time and from time to time hereunder equal to: (i) the lesser of (x) the Maximum Loan Amount or (y) the Formula Amount, minus (ii) all issued and outstanding

  Letters of Credit, Lender Guarantees and Acceptances.

  The "Formula Amount" shall mean the sum of the following amounts at any time and from time to time:

         (1)  70% of Eligible Receivables; plus

         (2)  50%  of the Value of the Eligible
  Inventory; provided, however, that the maximum amount of all outstanding Advances against Eligible Inventory shall not exceed $10,000,000 in the aggregate at any one time; plus

         (3)  50% of the first cost of goods to be
  imported under Letters of Credit which remain outstanding; less

         (4) in each case, such reserves, established in Lender's reasonable discretion execised in good faith, as Lender may deduct in relation to Obligations chargeable to the account(s) of any of the Borrowers or which may be chargeable to the account(s) of any of the Borrowers thereafter
  ("Reserves").

         AEI shall have the right on behalf of all of the Borrowers to decrease or increase such Maximum Loan Amount as of the beginning of each fiscal quarter during the Term hereof, upon Lender's receipt from AEI of prior written notice of any such request for an decrease or increase, given at least ten (10) days in advance of the beginning of the relevant fiscal quarter, provided however, that no such right shall apply to permit increases in the Maximum Loan Amount should any Event of Default have occurred which is continuing. As of the Restatement Effective Date, the Maximum Loan Amount shall be $60,000,000.00.

         (b) Discretionary Overformula Advances;
  Notwithstanding anything herein to the contrary, the aggregate amount of all Obligations at any time and from time to time outstanding hereunder to all of the Borrowers, on a combined basis and inclusive of all Advances, Letters of Credit, Lender Guarantees and Acceptances, shall not exceed the lesser of the Maximum Loan Amount or the Formula Amount (any such excess amount, is herein referred to as an "Overformula Amount"). Any Advances made by Lender or any Obligations which may be otherwise outstanding at any time or from time to time constituting such an Overformula Amount are to be made available by Lender or to otherwise be permitted to exist in the sole and absolute discretion of the Lender and shall be subject to Section 2.5 hereof.

         (c) General. All Advances under this Agreement, except for those Advances requested and made as, converted to, or extended as LIBO Rate Advances, including without limitation all Advances requested by a Borrower or deemed requested by a Borrower hereunder (individually, a "Revolving Rate Advance" and collectively, "Revolving Rate Advances"), shall bear interest at the Revolving Advance Rate.

         2.2  Procedure for Advances.  A Borrower may
  request that Advances be made by Lender subject to this Agreement, to or for such Borrower's benefit, by notifying the Lender prior to: (a) in the case of LIBO Rate Advances, 11:00 a.m. (New York City time) three Business Days prior to the date on which Borrower requests Lender to incur the same ; or (b) in the case of Revolving Rate Advances, l:00 p.m. (New York City time) on the Business Day of Borrower's request to incur Revolving Rate Advances hereunder. Should any of the Borrowers fail to pay any of its Obligations owing under this Agreement or any of the Other Documents, as and when due, including without limitation any fees, expenses, costs, principal, interest or any other charges owing or required to be paid by any such Borrower, to such extent, the same may at Lender's option and to the extent permitted by law, be deemed an irrevocable request for a Revolving Rate Advance to be made by the Lender as of the date such payment is due, in the amount required to pay in full such Obligations and the Lender is authorized to and may make such Advances on behalf of such Borrower, provided that the Lender then applies any such Advances toward payment of such Obligations. To the extent any such amounts referred to under this Section 2.2 are paid or expended by Lender, the same shall (without duplication of amounts covered by the previous sentence and added to the Obligations hereunder) be considered "Revolving Rate Advances" hereunder and such amounts shall be added to the Obligations.

         2.3  Disbursement of Advance Proceeds.  All
  Advances shall be disbursed: (a) in the case of LIBO Rate Advances, on the third Business Day following the date of the request therefor made in accordance with Section 2.2(a) above; and (b) in the case of Revolving Rate Advances, on the Business Day so requested or deemed requested in accordance with Section 2.2(b), in each such instance by 3:00 p.m. New York time, on the relevant Business Day on which the funds are to be disbursed by Lender and which shall be disbursed from whichever office or other place the Lender may designate from time to time and, together with any and all other Obligations of Borrowers to Lender, shall be charged to the Loan Account of Borrowers on the Lender's books. During the Term, Borrowers may use the Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Advance requested by a Borrower or deemed to have been requested by a Borrower under Section 2.2 hereof shall be made available to such Borrower on the day specified in the first sentence of this
  Section 2.3, by way of (i) credit to such Borrower's operating account at such bank as Borrower may designate following notification to Lender, in immediately available federal or other immediately available funds; (ii) payments or remittances to third parties, in accordance with such Borrower's instructions to Lender or (iii) with respect to Advances deemed to have been requested pursuant to Section 2.2 hereof, disbursements to or by the Lender in payment thereof

         2.4  Repayment of Obligations.

           (a)   All Obligations of the Borrowers to the
  Lender shall be due and payable in full on the last day of the Term, subject to: (i) repayment on demand of any Overformula
  Amount; and (ii) earlier prepayment or acceleration, in each instance as herein provided.

           (b)  Each Borrower agrees that, in computing
  the charges under this Agreement, all items of payment shall be deemed applied by Lender on account of the Obligations on the
  Maturity Date each month.   The Lender is not, however, required
  to credit the Loan Account of the Borrowers for the amount of any item of payment which the Lender in its reasonable discretion does not believe will ultimately yield good, cleared funds and the Lender may conditionally credit any such item and thereafter charge the Loan Account of the Borrowers for the amount of any item of payment which is returned to the Lender unpaid.

           (c)  All payments of principal, interest and
  other amounts payable hereunder, or under any of the related agreements shall be made to the Lender at the Payment Office not later than 1:00 P.M. (New York City Time) on the due date therefor in lawful money of the United States of America in Federal or other funds immediately available to the Lender. Lender shall have the right to effectuate payment of any and all Obligations due and owing hereunder or under any of the Other Documents, by charging the Loan Account of the Borrowers or by making Revolving Rate Advances as provided in Section 2.2 hereof.

           (d)  The Borrowers shall pay principal,
  interest, and all other amounts payable hereunder and/or under any of the Other Documents, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         2.5  Repayment of Overformula Amount Advances.
  The aggregate balance of all Obligations outstanding at any time and constituting an Overformula Amount shall be due and payable to Lender on demand, at the place designated by Lender and notwithstanding any term or provision hereof to the contrary.

         2.6  Statement of Account.  Lender shall
  maintain, in accordance with its customary procedures and subject to Article XIII hereof, the Loan Account, as more fully described in Section 13.2 hereof, in the name of AEI on behalf of each and all of the Borrowers, in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender. For each month, Lender shall send to

  AEI, on behalf of the Borrowers, a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrowers during such month. The monthly statements shall be deemed correct and binding upon the Borrowers in the absence of manifest error and shall constitute an account stated between Lender and each Borrower unless Lender receives a written statement of a Borrower's specific exceptions thereto within ninety (90) days after such statement is received by AEI. The records of Lender with respect to the Loan Account shall be prima facie evidence of the amounts of all Obligations, including with limitation all Advances and other charges thereto and of payments applicable thereto.

         2.7 Lender Guarantees, Letters of Credit and
  Acceptances. Subject to the terms and conditions hereof, Lender shall (a) issue lender guarantees ("Lender Guarantees") guaranteeing the payment or performance by a Borrower of its obligations under commercial documentary letters of credit issued for the account of such Borrower from time to time during the term of this Agreement, or (b) issue or cause the issuance of Letters of Credit ("Letters of Credit"), for the account of a Borrower or (c) accept, or cause to be accepted, drafts for the account of a Borrower under such Letters of Credit ("Acceptances"); provided, however, that Lender will not be required to issue or cause to be issued any Lender Guarantees or Letters of Credit or accept or cause to be accepted any Acceptances to the extent that the face amount of such requested Lender Guarantees, Letters of Credit and Acceptances would then cause the sum of all outstanding Obligations (to the extent not duplicative), inclusive of the face amount of Lender Guarantees plus outstanding Letters of Credit plus outstanding Acceptances to exceed the lesser of (x) the Maximum Loan Amount or (y) the Formula Amount. Subject to the other terms and provisions hereof, the maximum amount of outstanding Lender Guarantees, Letters of Credit and Acceptances shall not exceed $50,000,000 in the aggregate at any time or from time to time. All disbursements or payments related to Lender Guarantees, Letters of Credit or Acceptances shall be deemed to be Revolving Rate Advances and shall bear interest at the Revolving Advance Rate unless made as, converted to or extended by Lender as LIBO Rate Advances in accordance with this Agreement; unfunded Lender Guarantees, Letters of Credit that have not been drawn upon and
  unmatured Acceptances shall not bear interest.   Letters of
  Credit shall be subject to the terms and conditions set forth in the Letter of Credit Supplement Agreement attached hereto as

  Exhibit B.

         2.8  Issuance of Letters of Credit; Creation of
  Acceptances; Indemnity;

           (a)  A Borrower may request Lender to issue
  or cause the issuance of a Letter of Credit or create an Acceptance by delivering to Lender at the Payment Office,

  Lender's standard form of Letter of Credit Financing Supplement, together with Bank's standard form of Letter of Credit Application (collectively, the "Letter of Credit Application") and any draft, if applicable, completed to the satisfaction of Lender; and such other certificates, documents and other papers and information as Lender may reasonably request.

           (b)  Each Letter of Credit shall, among other
  things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than six months after such Letter of Credit's date of issuance. Should any Letter of Credit be requested to expire later than the last day of the Term hereof, the Lender in its sole discretion, exercised in a reasonable manner and in good faith, may establish an expiration date thereof not to exceed 90 days beyond the end of the Term of this Agreement; provided however, that should any Letter(s) of
  Credit , Lender Guarantee(s) and/or Acceptances   remain
  outstanding beyond the end of the Term of this Agreement, then notwithstanding anything to the contrary contained herein or in any of the Other Documents: (i) as to all of such items, an indemnity in form and substance satisfactory to the Lender shall be executed and delivered by the effective termination date of this Agreement; and (ii) unless and until the indemnity contemplated by subdivision (i) immediately above may have been executed and delivered to the Lender and the payment in full of all Obligations other than those for which such an indemnity has been executed and delivered to Lender, the Lender shall retain a
  Lien on all of the  Collateral.   Each Letter of Credit
  Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments thereof or revisions thereto and, to the extent not inconsistent therewith, the laws of the State of New York.

         2.9 Requirements For Issuance of Lender
  Guarantees, Letters of Credit, and Acceptances.

           (a)  In connection with the issuance or
  creation of any Lender Guarantee, Letter of Credit or Acceptance, Borrowers shall each indemnify, save and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Lender, and expenses and reasonable attorneys' fees incurred by Lender arising out of, or in connection with, any Lender Guarantee, Letter of Credit and/or Acceptance issued or created for any Borrower. Borrowers shall be bound by Lender's or any issuing or accepting bank's regulations and good faith interpretations of any Lender Guarantee, Letter of Credit or Acceptance issued or created for any Borrower's account, although this interpretation may be different from such Borrower's own, and neither Lender, the bank which opened the Letter of Credit for which Lender has issued a

  Lender Guarantee, nor any of Lender's correspondents shall be liable for any error, negligence, or mistakes, whether by omission or commission, in following any Borrower's instructions or those contained in any Letter of Credit, Acceptance or Lender Guarantee or of any modifications, amendments or supplements thereto or in creating or paying any Lender Guarantee, Letter of Credit or Acceptance, except for Lender's or such correspondents' willful misconduct or gross negligence.

           (b) Borrowers shall authorize and direct any bank which issues a Letter of Credit to name the applicable Borrower as the "Account Party" therein and to deliver to Lender all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit or in connection with any Acceptance and to accept and rely upon Lender's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

           (c)  In connection with all Lender
  Guarantees, Letters of Credit and Acceptances issued or created by Lender under this Agreement, each Borrower hereby appoints Lender, or its designee, as its attorney, with full power and authority (a) to sign and/or endorse such Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (b) to sign such Borrower's name on bills of lading; (c) to clear Inventory through Customs in the name of such Borrower or Lender or Lender's designee, and to sign and deliver to Customs Officials powers of attorney in the name of such Borrower for such purpose; and (d) to complete in such Borrower's name or Lender's, or in the name of Lender's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender's or its attorneys' willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Lender Guarantees, Letters of Credit or Acceptances remain outstanding.


         2.10  Maximum Advance Compliance Certificates.
  By no later than 10:00 a.m. (New York time) on the same day by which Borrowers are required to furnish annual and quarterly financial statements to the Lender pursuant to Section 8.7 or
  8.8 hereof, AEI, on behalf of the Borrowers, shall execute and deliver to Lender a certificate of its Chief Financial Officer, in the form of Exhibit C (a "Maximum Advance Compliance Certificate"), pursuant to which the Borrowers shall certify to the Lender that each of them is in compliance with the provisions of Section 2.1 hereof relating to outstanding Advances, the Maximum Loan Amount and the Formula Amount. The Maximum Advance Compliance Certificate shall be prepared as of the last day of the relevant fiscal year or fiscal quarter as the
  case may be, of the Borrowers.   Upon the occurrence and during
  the continuance of an

  Event of Default, a Maximum Advance Compliance Certificate shall be provided with such frequency as the Lender may request.

         2.11  Joint and Several Obligations.  Each of the
  Borrowers shall be jointly and severally liable to the Lender for any and all Obligations under or in connection with this Agreement and/or the Other Documents.


         III.  INTEREST AND FEES.

         3.1  Interest/Special Provisions Applicable to
  LIBO Rate Advances.    (a) Interest charges shall be computed on
  the actual average of all daily Obligations (other than amounts then unfunded by the Lender in relation to Lender Guarantees, Letters of Credit and Acceptances) outstanding during the month (the "Monthly Advances") at a rate per annum equal to the Contract Rate applicable to such Obligations and shall be payable in arrears on the last day of each month, except only that interest with respect to LIBO Rate Advances shall be payable on the last day of the Interest Period with respect thereto. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Advance Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. In the event an Overformula Amount exists for ten (10) or more days in any month during the Term, the Monthly Advances in that month shall bear interest at the Overformula Rate. Upon the occurrence and during the continuance of an Event of Default, the Obligations (other than amounts unfunded by the Lender in relation to Lender Guarantees, Letters of Credit and Acceptances) shall bear interest at the Default Rate.

           (b)  Each Borrower may on any Business Day,
  upon written notice given by such Borrower to the Lender,

  substantially in the form of Exhibit D hereto, not later than 11 a.m. (New York City time) on the third Business Day (the "Interest Determination Date") prior to the date of a proposed LIBO Rate Advance to be made or extended, or prior to the date a Revolving Rate Advance is sought by a Borrower to be converted into a proposed LIBO Rate Advance hereunder, request of Lender that Advances be made or extended hereunder as, or be converted
  hereunder into, LIBO Rate Advances.   Any such notice shall
  specify any amounts desired to be so converted or extended, the date of any conversion and the duration of the Interest Period
  therefor.   Additionally, if Lender does not receive timely
  notice of the Interest Period elected by a Borrower as to LIBO Rate Advances, or the notice referred to above in this paragraph is otherwise unclear or deficient and accordingly cannot reasonably be acted upon by the Lender, any Borrower making any such request shall be deemed to have instead elected to request, or to have elected to convert to, Revolving Rate Advances in lieu of LIBO Rate Advances. No Interest Period, however, shall end on a date which is later than the last day of the Term of this Agreement. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day).

         As soon as practicable after 11 a.m. (New
  York City time) on an Interest Determination Date, Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the LIBO Rate Advances for which an interest rate is then being determined for the applicable Interest Period and in an amount equal to the LIBO Rate Advances involved and the Lender shall give notice thereof (in writing or by telephone) to AEI on behalf of the Borrower making such related request.
  Unless the Lender shall otherwise agree, after the occurrence of and during the continuance of an Event of Default, Borrowers may not elect to have LIBO Rate Advances made or extended as, or to convert any Revolving Rate Advances into LIBO Rate Advances.
  Any Interest Period which begins on the last Business Day of a calendar month, which has no numerically corresponding day in the calendar month during which such Interest Period is to end, shall, subject to the immediately preceding sentence, end on the last Business Day of the appropriate subsequent calendar month.

         While a Borrower may prepay LIBO Rate Advances in whole at any time, with accrued interest on the principal being prepaid to the date of such prepayment, in the event that any prepayment is required or permitted on a date other than the last day of the then current Interest Period with respect thereto, the Borrowers shall indemnify the Lender therefor in accordance with Section

  3.12 hereof.

         3.2  Letter of Credit Fees.

         A Borrower shall pay Lender (a) for issuing or causing the issuance of a Letter of Credit, a fee as set forth in Section L.2 of the Letter of Credit Financing Supplement ("Letter of Credit Fees"), and (b) Lender's and/or Bank's other customary charges payable in connection with Letters of Credit, as in effect from time to time (which charges as in effect on the Restatement Effective Date are attached hereto as Schedule 3.2 and upon any change(s) therein, a revised charges schedule shall upon request therefor, be furnished to AEI on behalf of Borrowers by Lender. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

         3.3  Closing Fee.  On  February 28, 1995,
  Borrower shall pay to Lender a cash closing fee in an amount equal to

  $50,000.00 (the "Closing Fee"), which may be charged to Borrower's account on Lender's books.

         3.4  Unused Facility Fee.  In the event the
  average outstanding closing daily principal balance of all Obligations of the Borrowers to Lender hereunder (which shall for purposes of this Section 3.4 include the outstanding balance of all Letters of Credit, Lender Guarantees and Acceptances) during any fiscal quarter of the Borrowers or portion thereof occurring upon termination of this Agreement is less than the Maximum Loan Amount, determined in accordance with Section 2.1(a) for such fiscal quarter or portion thereof, Borrowers shall pay to Lender a fee (the "Unused Facility Fee") at a rate per annum equal to one quarter of one percent (.25%) of the difference between: (i) the Maximum Loan Amount and (ii) such average outstanding closing daily principal balance. Such fee, if payable, shall be: (a) calculated as of the last day of each fiscal quarter or upon the effective termination date of this Agreement, as the case may be, on the basis of a year of 360 days and actual days elapsed; and
  (b) charged to the Loan Account of the Borrowers on the first day of each fiscal quarter during the Term, or upon the effective termination date of this Agreement.

         3.5 Due Diligence/Audit Fees. Upon Lender's performance of any due diligence (namely any field examination, collateral analysis or other business analysis, whether in connection with any Borrower and/or any Collateral, the need for which is to be determined by Lender in its reasonable discretion exercised in good faith, but for which examinations and/or analyses the Borrowers shall be obligated to pay or reimburse the Lender pursuant to this Section and which, in the absence of: (a) any outstanding Overformula Amount; or (b) an Event of Default, shall be limited to no more than four times annually), the Borrowers shall pay to Lender a per diem amount equal to Lender's then standard rate per person, for each person employed to perform such due diligence, together with all reasonable costs, disbursements and expenses incurred by the Lender, including without limitation all reasonable fees and expenses of outside examiners or auditors as billed, and the person performing such due diligence shall be charged to the Loan Account of the Borrowers. Should any such outstanding Overformula Amount and/or Event of Default exist, however, the frequency and number of examinations and/or analyses for which reimbursement shall be made under this Section 3.5 shall not be limited.

         3.6 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Advance Rate, or the LIBO Advance Rate, as the case may be, during such extension.

         3.7 Maximum Charges. In no event whatsoever shall interest and other charges made hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess interest shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess interest is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

         3.8  Increased Costs.  In the event that any
  applicable law, treaty or governmental regulation (including without limitation, Regulation D), or any change therein or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 3.8, the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

           (a)  subject the Lender to any tax of any
  kind whatsoever with respect to this Agreement any of the Other
  Documents  (including without limitation in relation to any LIBO

  Rate Advances) or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable hereunder or under any of the Other Documents (except for changes in the rate of tax on the overall net income of the Lender by the jurisdiction in which it maintains its principal office);

           (b)  impose, modify or hold applicable any
  reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including without limitation pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

           (c) impose on the Lender any other condition with respect to this Agreement or any of the Other Documents, or any LIBO Rate Advances;

  and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining any Advances hereunder by an amount that Lender deems to be material, or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any Advances by $5,000.00 or more, then, in any such case, Borrowers shall be jointly and severally liable for and shall promptly pay Lender, at any time and from time to time, upon Lender's demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to

  Borrowers, and such certification shall be conclusive absent manifest error.

         3.9  Capital Adequacy.

           (i) Notwithstanding any other provision in this Agreement, if after the date hereof there shall be adopted any applicable law, rule, regulation order or guideline regarding capital adequacy, or any change therein, or there shall occur any change in the interpretation, effectiveness, or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, which, or compliance by Lender (for purposes of this Section 3.9, the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have in the Lender's reasonable determination the direct or indirect effect of increasing the amount of capital required or expected to be maintained by Lender or reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy and capital maintenance) by $5,000.00 or more, then, in any such case, upon notice from time to time, Borrowers shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction in receipts. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. Any amounts paid by Borrowers to Lender under this Section 3.9 which are subsequently determined not to have been necessary as compensation to the Lender for such specified purposes shall be promptly reimbursed by the Lender to AEI on behalf of the Borrower.

           (ii) A certificate of Lender setting forth such amount or amounts, including calculations thereof in reasonable detail, as shall be necessary to compensate Lender with respect to this
  Section 3.9 hereof shall be delivered to Borrowers along with the related demand for payment thereof and shall be conclusive absent manifest error.

         3.10  Fixed Rate Lending Unlawful.  If the Lender
  (for purposes of this Section 3.10, the term "Lender" shall include Lender and any corporation or bank controlling Lender) shall reasonably determine (which determination shall, upon notice thereof to Borrowers, be conclusive and binding on Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain LIBO Rate Advances or any portion thereof as LIBO Rate Advances, or convert any Advances into LIBO Rate Advances, the obligations of the Lender to make, continue, maintain or convert the Advances or any portion thereof as or into LIBO Rate Advances shall, upon such reasonable determination, forthwith be suspended until the Lender shall notify Borrowers that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Advances shall automatically convert into Revolving Rate Advances at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         3.11 Deposits Unavailable. If the Lender (for the purposes of this Section 3.11, the term "Lender" shall include Lender and any corporation or bank controlling Lender) shall have determined that by reason of circumstances affecting the London interbank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Advances, then, upon notice from the Lender to Borrowers, the obligations of the Lender under this Agreement to make, continue, maintain or convert any Advances as or into LIBO Rate Advances or any portion thereof as LIBO Rate Advances shall forthwith be suspended until the Lender shall notify Borrowers that the circumstances causing such suspension no longer exist.

         3.12  Funding Losses.  In the event the Lender
  (for purposes of this Section 3.12, the term "Lender" shall include Lender and any corporation or bank controlling Lender) shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make, continue, maintain or convert any portion of the principal amount of any Advances or any portion thereof as LIBO Rate Advances) as a result of

           a. any conversion or repayment or prepayment of the principal amount of any LIBO Rate Advances on a date other than the scheduled last day of the Interest
  Period applicable thereto; or

           b. any Advances not being made as LIBO Rate Advances in accordance with the written request therefor (other than as a result of the breach of Lender's obligation to make such LIBO Rate Advances in accordance with the terms hereof) and including without limitation as a consequence of any prepayment or default by an Borrower in payment of principal or interest on any LIBO Rate
  Advance or any conversion thereto,

  then, upon the written notice of the Lender to Borrowers, the Borrowers shall, within five Business Days of receipt thereof, pay to the Lender such amount as will (in the reasonable determination of the Lender) reimburse the Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers.

         3.13 Survival. The obligations of the Borrowers under this Article III shall survive termination of this Agreement and the other Loan Documents until payment and performance of all of the Obligations.


       IV.  COLLATERAL:  GENERAL TERMS

         4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Lender of all of the Obligations, each of the Borrowers hereby assigns, pledges and grants to Lender a continuing first priority security interest in and to and Lien upon all of the Collateral, free and clear of any other Liens thereon except only for and to the extent of: (a) any Permitted Encumbrances; and (b) any Collateral constituting copyright, patent, trademark or other similar Collateral to the extent that filing(s) with the United States Patent and Trademark Office are required for perfection thereof and the Lender has not made such filing(s). Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender's security interest and shall cause its financial statements to reflect such security interest.

         4.2  Perfection of Security Interest.  Until
  termination of this Agreement and payment and performance of all Obligations of the Borrowers to the Lender have been completed, each Borrower shall take all action that may be necessary or desirable, or that Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender's security interest in the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to
  (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords' or mortgagees' Lien waivers, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may reasonably specify, and stamping or marking, in such manner as Lender may reasonably specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into lockbox arrangements satisfactory to Lender, and (v) executing and delivering financing statements, security agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender's Liens in the Collateral under the Uniform Commercial Code or other applicable law. All charges, expenses and fees the Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the applicable Borrower's account and added to the Obligations, or at the

  Lender's option, shall be paid to the Lender immediately upon demand.

         4.3 Disposition of Collateral. Each Borrower shall safeguard and protect all Collateral for the Lender's general account and make no disposition thereof whether by sale, lease or otherwise except that the Collateral may be disposed of in the ordinary course of business of a Borrower, subject to the Lender's rights and remedies upon the occurrence and during the continuance of an Event of Default.

         4.4 Inspection of Premises. At any time during normal business hours and, in the absence of: (a) an outstanding Overformula Amount or (b) the occurrence and continuance of an Event of Default , following reasonable notice given to AEI on behalf of each of the Borrowers, Lender: (i) shall have full access to and the right to audit, check, inspect and make abstracts and copies from any of the books, records, audits, correspondence and all other papers relating to the Collateral and the operation of the applicable Borrower's business; and (ii) and its agents may enter upon any of the premises of any Borrower for the purpose of inspecting the Collateral. Should any such outstanding Overformula Amount and/or Event of Default exist and be continuing, however, Lender shall have all of the foregoing rights at any time during normal business hours, without the necessity of notice.

         4.5  Receivables.

           (a)  Nature of Receivables.  Each of the
  Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower or work, labor or services theretofore rendered by a Borrower and as of the date each Receivable is created, to the best of such Borrower's knowledge and belief, the same shall be due and owing in accordance with the applicable Borrower's standard terms of sale, without dispute, setoff or counterclaim. Notwithstanding the foregoing, provided that no Event of Default has then occurred and is continuing, at the date that a Receivable is created, it may be subject to certain return authorizations and/or "Co-op credits" but which return authorizations and/or Co-op credits shall in no event exceed fifteen percent (15%) of the aggregate amount of all Eligible Receivables of all of the Borrowers then outstanding and for which Lender is on the Credit Risk; provided however that, subject to Lender's rights under
  Section 2.1(a)(4), no such fifteen percent (15%) limitation shall be applicable at any time during the Borrowers' fourth fiscal quarter that there are no Advances outstanding ( other than Letters of Credit and/or Lender Guarantees) hereunder unless and to the extent that any such return authorization(s) and/or Co-op credit(s) has or may have a Material Adverse Effect on the
  Borrowers as a whole.   Upon the occurrence of an Event of
  Default which is continuing, however, at the date that a Receivable is created, it shall not be subject to any return authorizations and/or "Co-Op Credits" without obtaining the Lender's prior written consent thereto.

           (b)  Locations of Borrowers.  The chief
  executive office of the Borrowers is presently located at 71 Audrey Avenue, Oyster Bay, NY 11771 and on or about April, 1995 will be located at 70 Glen Street, Glen Cove, New York except only that the chief executive office of AEC is located at 405 The West Mall, Etobicoke, Ontario, M9L 5J1. Until written notice is given to the Lender by any Borrower of any other office at which it keeps its records pertaining to Receivables, all such records shall be kept at such executive office or offices.

         4.6 Inventory. All Inventory has been, and will be produced by each Borrower in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder. No Borrower will sell any Inventory, without Lender's prior written consent, on a bill and hold, consignment, guaranteed sale, sale and return, sale on approval or other repurchase or return basis.

         4.7 Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair
  (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in all material respects.

         4.8 Exculpation of Liability. Nothing herein contained shall be construed to constitute the Lender as agent of any Borrower for any purpose whatsoever, nor shall the Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. The Lender does not, whether by anything herein or in any assignment or otherwise, assume any obligations of any Borrower under any contract or agreement assigned to the Lender, and the Lender shall not be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.


         V.  REPRESENTATIONS AND WARRANTIES.

         The Borrowers each represent and warrant to Lender as follows:

         5.1 Authority. Each Borrower has full power and authority to enter into this Agreement and the Other Documents to which it is a party and perform all Obligations hereunder and thereunder and when executed and delivered by each Borrower party hereto and thereto, this Agreement and the Other Documents to which a Borrower is party will be legal, valid and binding obligations of such Borrower, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors rights and the availability of equitable remedies generally. The execution, delivery and performance hereof and of the Other Documents are within the corporate powers of each Borrower, have been duly authorized, are not in contravention of law relating to the conduct of the business of any of the Borrowers, or the terms of the by-laws, certificate of incorporation or other applicable documents of any Borrower relating to the formation of any Borrower, or of any material agreement or undertaking to which any Borrower is a party or by which any of them is bound, and will not result in a breach of any of the provisions of or constitute a default under the provisions of any material agreement, charter, instrument, by-law or other material instrument to which any of the Borrowers is a party or by which any of them may be bound, or result in the creation of any Lien upon any material asset of any Borrower thereunder, except only for Permitted Encumbrances.

         5.2  Formation and Qualification.   Each Borrower
  is; (a) duly incorporated and in good standing under the laws of its respective State of incorporation; and (b) qualified to do business and is in good standing in the states listed on
  Schedule 5.2 which constitute all states in which qualification and good standing are necessary for it to conduct its business and own its property , except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect . Each Borrower has delivered to Lender true and complete copies of its certificate of incorporation and by-laws and will promptly notify Lender of any amendment or changes thereto.

         5.3  Solvency.  Each Borrower is able to pay
  its respective debts as they mature, has capital sufficient to carry on its business and all businesses in which it is engaged or contemplates being engaged and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities.

         5.4 Litigation. Except as disclosed in reports, registration statements, definitive proxy statements and other documents filed by AEI with the Securities and Exchange Commission, copies of which have been furnished to the Lender in accordance with Section 8.10 hereof, or disclosed in Schedule 5.4 hereto, there are not as of the date hereof any pending or, to the knowledge of any of the Borrowers, threatened litigations, actions or proceedings to which any of the Borrowers is a party, which have or to the Borrowers' knowledge, might have a Material Adverse Effect.

         5.5 Financial Statements. All balance sheets and income statements which have been delivered to Lender fairly, accurately and properly state the financial condition of AEI and its consolidated Subsidiaries, individually (if applicable) and taken as a whole, on a basis consistent with that of previous financial statements supplied to the Lender and there has been no material adverse change in the financial condition of AEI and its consolidated Subsidiaries as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might materially and adversely affect the financial condition of AEI and its consolidated Subsidiaries, individually (if applicable) and taken as a whole.

         5.6  ERISA. In accordance with the Employee
  Retirement Income Security Act of 1974 as amended and the rules and regulations promulgated and published interpretations thereunder ("ERISA"), none of the Borrowers has engaged in any Prohibited Transactions as defined in paragraph 406 of ERISA and paragraph 4975 of the Internal Revenue Code of 1986, as amended; all applicable minimum funding requirements have been met under paragraph 302 of ERISA in respect of any Plans ; none of the Borrowers has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any Plan(s); none of them has any fiduciary responsibility for investments with respect to any plan(s) existing for the benefit of persons other than the employees of Borrowers ; and none of them has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

         5.7  Patents, Trademarks, Copyrights and
  Licenses. To the best of the Borrowers' knowledge after a diligent inquiry, all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, tradenames and trade secrets owned by any Borrower in the United States are set forth on Schedule 5.7, are valid and have been duly registered or filed with all appropriate governmental authorities; to the best of the Borrowers' knowledge, each Borrower possesses all of the licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business; to the best of the Borrowers' knowledge, there is no objection or pending challenge to the validity of any such material patent, trademark, copyright, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.7 hereto. Upon the Lender's request therefor, each Borrower agrees to provide the Lender with a complete and accurate list of all material license agreements to which it is a party.

         5.8 Licenses and Permits. Except as set forth in Schedule 5.8, each Borrower is in compliance with and has procured and is now in possession of, all material licenses or permits required by any applicable federal, state , provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, and where the failure to procure such licenses or permits has or might have a Material Adverse Effect.


         5.9 Default of Indebtedness. Borrowers are not in default in any material respect in the payment when due (subject to any applicable grace period and whether by acceleration or otherwise), of the principal of or interest on any Indebtedness in the original principal amount of $5,000,000 or more, when considered individually or in the aggregate, or under any instrument or agreement involving Indebtedness of $5,000,000 or more when considered individually or when considered in the aggregate. To the knowledge of the Borrowers, no event has occurred under the provisions of any such instrument or agreement which constitutes or with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

         5.10 No Default. No Borrower is in default in any material respect in the performance of, and no event of default has occurred under any of its contractual obligations which has or may have a Material Adverse Effect.

         5.11 Margin Regulations. The Borrowers are not engaged, nor will any of them engage, principally or as one of its material activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advances will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

         5.12 Environmental Warranties. Except as set forth in Schedule 5.12 ("Environmental Matters"):

           (a)  all facilities and property (including
  underlying groundwater) owned or leased by any Borrower or any of their Subsidiaries and their predecessors in interest have been, and continue to be, owned and operated in compliance with all Environmental Laws;

           (b) the Borrowers, their Subsidiaries and their predecessors in interest have timely applied for, have been issued and are and continue to be in compliance with all permits, certificates, approvals, licenses and other authorizations required under all Environment Laws, and have timely filed all required notices, reports and other submissions required under all Environmental Laws; and

           (c) none of the Borrowers or their Subsidiaries, nor any of their predecessors in interset, nor to the best knowledge of the Borrowers any Person (including, without limitation, any tenant or previous tenant or occupant of any facility or any part thereof) has ever caused or suffered any Hazardous Material to be disposed on, under or at any property owned or leased by any Borrower or its Subsidiaries or other property, including, but not limited to, spills and releases from raw materials transfer areas, raw materials storage areas (e.g., above ground storage tanks and drum storage areas) and manufacturing areas (including, but not limited to, floor drains, waste storage areas, surface impoundments and subsurface dispersal structure devices) except in compliance with Environmental Laws;

           (d) neither the Borrowers, their Subsidiaries, nor any of their predecessors in interest has received (i) a request for information, notice or other order (including draft and proposed orders) or (ii) notice of any enforcement action threatened or issued or pending, in each case by any governmental entity or agency with respect to violations of any Environmental Law or any environmental conditions that may warrant investigation, removal or remediation, and neither the Borrowers, their Subsidiaries, nor any of their predecessors in interset have received a notice that they are a potentially responsible party at any site; and

           (e) neither the Borrowers, their Subsidiaries, nor any of their predecessors in interest has received notice nor has any knowledge of any action or proceeding, threatened or pending, with respect to any Environmental Claim relating to the existence in, on or under any property owned or leased by any of them or any property adjoining or appurtenant thereto, or the spilling, discharge or emission on or from such property or any such adjoining property of, any Hazardous Material.

         5.13   Validity, etc.   This Agreement
  constitutes, and the Other Documents executed by the Borrowers will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of each Borrower party thereto, enforceable in accordance with their respective terms, subject in each case as to enforceability to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         5.14 Subsidiaries. A complete and accurate list of the Subsidiaries of each of the Borrowers is set forth in
  Schedule 5.14 hereto.

         5.15  Disclosure and Notice to Lender.  As of
  February 28, 1995 , no representation or warranty made by any Borrower in this Agreement or the Other Documents contains any untrue statement of a material fact or omits to state any fact necessary to make the statements herein or therein not materially misleading, except only as may later be disclosed by any of the Borrowers to the Lender in writing prior to or concurrently with any request for Advances. As of February 28, 1995, there is no fact known to any Borrower or which reasonably should be known to any Borrower, which such Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement, which has or may have a Material Adverse Effect.

         5.16  Survival of Representations and Warranties.
  All representations and warranties of each Borrower contained in this Agreement and the Other Documents shall be true at the time of their respective execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.


         VI.   COVENANTS

         Each Borrower covenants and agrees with Lender that it shall, until payment in full of the Obligations and termination of this Agreement:

         6.1 Payment of Fees. Pay to Lender on demand all fees and expenses which Lender incurs to any other Person in connection with any Advances hereunder. Lender may, without making demand, charge the account of the applicable Borrower for all such fees and expenses.

         6.2  Conduct of Business and Maintenance of
  Existence and Assets. (a) Conduct its business according to existing business practices and maintain all of its properties useful or necessary in the conduct of its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, tradenames, trade secrets and trademarks where the failure to do so would have a Material Adverse Effect;
  (b) Keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so has or might have a Material Adverse Effect; and (c) Make all such reports and pay all such franchise and other taxes and license fees (except only as may be contested in good faith by appropriate proceedings), and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would have a Material Adverse Effect.

         6.3  Violations.   Promptly notify the Lender in
  writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to any Borrower, and which has or may have a Material Adverse Effect.

         6.4 Tangible Net Worth of AEI and its consolidated
  Subsidiaries;   Not, as at the end of any fiscal quarter of the
  Borrowers, permit the Tangible Net Worth on a consolidated basis to be less than the minimum amounts indicated below in respect of the corresponding periods noted below:


  Minimum Tangible
  Net Worth               At Each of

  (a)
  $160,000,000.00  February 28, May 31 and August 31, 1995
  $175,000,000.00  November 30, February 29, May 31 and August 31, 1996
  $175,000,000.00  November 30, February 28, May 31 and August 31 of each of Borrower's fiscal years after 1996;

  plus

    (b) an amount equal to fifty percent (50%) of the aggregate amount of any capital contribution and/or equity infusion into, or any other additional equity derived from any source by, any Borrower and which arises on or after January 5, 1995.


         6.5 Working Capital of AEI and its consolidated
  Subsidiaries;   Not, as at the end of any fiscal quarter of the
  Borrowers, permit the Working Capital on a consolidated basis to be less than the minimum amounts indicated below in respect of the corresponding periods noted below:

  Minimum Working
  Capital              At Each of

  (a)
  $100,000,000.00  February 28, May 31 and August 31, 1995
  $115,000,000.00  November 30, February 29, May 31 and August 31, 1996
  $115,000,000.00  November 30, February 28, May 31 and August 31 of each of Borrower's fiscal years after 1996;

  plus

    (b) An amount equal to fifty percent (50%) of the aggregate amount of any capital contribution and/or equity infusion into, or any other additional equity derived from any source by, any Borrower and which arises on or after January 5, 1995.

         6.6  Capital Expenditures.   Not, on a

  consolidated basis, make Capital Expenditures or otherwise contract for, purchase or make any commitments for fixed or capital assets in any fiscal year in an amount in excess of $10,000,000 in the aggregate, except for: (a) Capital

  Expenditures in connection with the premises known as 70 Glen Street, Glen Cove, New York, up to a total amount not to exceed $20,000,000 in the aggregate, on a comulative basis; and (b) in respect of ACTC, L.P., to the extent set forth in Lender's letter to AEI dated January 27, 1995.

         6.7  Ratio of Total Indebtedness to Tangible Net
  Worth.   Cause to be maintained as at the end of each fiscal
  quarter of the Borrowers on a consolidated basis, a ratio of total Indebtedness (excluding, however, the amount of any Letters of Credit then outstanding under this Agreement ) to Tangible Net Worth of AEI and its consolidated Subsidiaries of not greater than the ratio of one to one (1:1), but in determining such Indebtedness for purposes of calculating any such ratio, the outstanding amount of any Advances under this Agreement shall be excluded.

         6.8  Fixed Charge Ratio.  AEI and its
  consolidated Subsidiaries shall cause to be maintained during:
  (a) the last four consecutive fiscal quarters of the Borrowers, a Fixed Charge Ratio of not less than four to one (4:1); and (b) each of the fiscal quarters of the Borrowers, a Fixed Charge Ratio of not less than two to one (2:1), in each case tested on a quarterly basis.

         6.9  Maximum Losses.    AEI and its consolidated
  Subsidiaries shall not incur, or permit to be incurred, losses taken as a whole, in respect of any fiscal quarter, at any time to exceed $5,000,000.00 concerning any such fiscal quarter.

         6.10 Pledge of Credit.   Not now or hereafter
  pledge the Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advances in or for any business other than: (a) such Borrower's business as conducted on the date of this Agreement; and (b) any other business within the entertainment industry, other than any business prohibited under the laws of the State of Utah as in effect as of the Restatement Effective Date.

         6.11  Payment of Indebtedness.   Pay, discharge
  or otherwise satisfy at or before maturity, subject, however, to any applicable subordination arrangement in favor of Lender and where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices, all its material obligations and liabilities of whatsoever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and which are covered by adequate reserves.

         6.12 Additional Material Subsidiaries/Corporate Guarantors. Each Person who is or may become: (a) a Material Subsidiary incorporated in any state within the United States of America shall execute and deliver to Lender such documentation as Lender may reasonably request at any time and from time to time in order to implement, perfect and enforce all of the terms and provisions hereof pertaining to the Collateral; or (b) a Corporate Guarantor, other than any Excluded Corporate Guarantors (as defined below), shall execute and deliver to
  Lender a Corporate Guarantee.   For purposes hereof, the term
  "Excluded Corporate Guarantors" shall mean (i) any Corporate Guarantor which AEI on behalf of the Borrowers, may elect by written notice to Lender given at any time so long as no Event of Default shall then have occurred and be continuing, to exclude from becoming a Corporate Guarantor; provided however, that the aggregate asset value outstanding at any time and from time to time of all Excluded Corporate Guarantors other than those listed in sub-section (ii) immediately below, taken as a whole, shall not exceed an amount equal to ten percent (10%) of the aggregate asset value outstanding of AEI and its consolidated Subsidiaries, determined as of end of their last fiscal quarter; or (ii) Acclaim Cable Holdings, Inc., Acclaim Comics, Inc. and ACTC, L.P.; provided that no Material Subsidiary other than a Subsidiary listed in subparagraph (ii) immediately above and any future Subsidiary which Lender has agreed in writing shall be an Excluded Corporate Guarantor may be, or may be designated as, one of the "Excluded Corporate Guarantors".

         Notwithstanding the foregoing, upon the occurrence of an Event of Default which is continuing, each Person who is or may become a Subsidiary of any of the Borrowers, shall promptly execute and deliver a Corporate Guarantee to Lender, as well as documentation in order for Lender to perfect and enforce a Lien in Collateral of each such Subsidiary, whether or not any such Subsidiary is incorporated in the United States or is a Material Subsidiary and in any such instance, except for Excluded Corporate Guarantors covered by sub-section (ii) of the immediately preceding paragraph and Subsidiaries theretofore becoming an Excluded Corporate Guarantor with the Lender's consent.

         6.13  Fiscal Year.  No Borrower shall during the
  Term hereof change its fiscal year to end on a date other than August 31 of each Calendar Year and shall cause all financial statements issued during the Term hereof to be prepared on a basis consistent therewith.

         6.14 Corporate Changes. Each Borrower will

  promptly inform Lender in writing of any of the following corporate changes, but without Lender's prior written consent which shall not be unreasonably withheld, no Borrower will: (a) acquire or form any new or additional Affiliates with an aggregate asset value in any instance of $5,000,000 or more; (b) make a change in its corporate name or corporate structure; (c) wind up, liquidate or dissolve itself; (d) sell, transfer, lease, or otherwise convey or dispose of all or substantially all of its assets or business; or (e) amalgamate, consolidate merge, reorganize or otherwise implement any similar change in its corporate structure, subject in each instance, to the other terms and provisions of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 6.14 shall prohibit or restrict: (y) the merger of any Subsidiary of any of the Borrowers into any Borrower; or (z) the transfer of assets of any Subsidiary of any of the Borrowers to any Borrower. Without limiting the foregoing: (i) Lender's consent shall not be deemed to have been unreasonably withheld in any circumstance where (A) any such acquisition, formation, merger, reorganization or other change has or may have a Material Adverse Effect; or (B) following any such acquisition, formation, merger, reorganization or other change: (1) an Event of Default would then exist under this Agreement or any of the Other Documents; or (2) any additional Corporate Guarantee(s) and/or Collateral documentation would be required in connection with the maintenance, perfection or priority of Liens in favor of Lender in all Collateral as described herein or in the Other Documents, or as otherwise would be required to be executed and delivered to the Lender under the Agreement or the Other Documents, in any case which has not been received by the Lender, unless and until so furnished to Lender; and (ii) Lender's consent shall be deemed given unless Lender affirmatively withholds its consent, or objects to the acquisition, formation, merger, reorganization or other change contemplated by this Section 6.14 by no later than the tenth day following Lender's receipt of written notice thereof and by means of Lender advising AEI in writing, on behalf of all Borrowers, of the withholding of such consent or of its objection thereto.

         6.15 Environmental Liabilities. Not (a) violate any requirement of any Environmental Laws; (b) dispose of or, except in accordance with applicable Environmental Laws, store any Hazardous Material in, on or at any real property owned or operated by any Borrower; (c) allow any Lien imposed pursuant to Environmental Laws to be imposed or to remain on such real property, except as contested in good faith by appropriate proceedings for which adequate reserves have been established and are being maintained on its books; or (d) fail at any time to obtain or comply with any permit, certificate, license, approval or other authorization required under Environmental Laws or to file any notification or report required under Environmental

  Laws.

         6.16  Additional Assurances.  Upon Lender's
  reasonable request, from time to time take such additional steps or actions, and/or to cause each of the Corporate Guarantors and Material Subsidiaries to take such additional steps or actions, and to execute and deliver to Lender, and to cause each of the Corporate Guarantors and Material Subsidiaries to execute and deliver to Lender, such additional agreements, statements, reports, assignments, transfers and/or instructions relating to the Collateral, all in reasonable detail and such other documentation, including without limitation financing, continuation or amendment Uniform Commercial Code financing statements, as may be necessary or desirable, or that Lender may from time to time reasonably request, in order to grant, preserve, protect and perfect Lender's Lien in the Collateral and to otherwise carry out the purposes, terms or conditions of this Agreement and the Other Documents.


         VII.  CONDITIONS PRECEDENT.

         7.1 Conditions Precedent to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including, without limitation, its initial Advance), is subject to the satisfaction of the following conditions precedent as of the date the same is made:

           (a) Representations and Warranties. Each of the representations and warranties made by the applicable Borrower in or pursuant to this Agreement and the Other Documents to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement and the Other Documents shall be true and correct in all material respects on and as of such date as if made and shall be deemed made on and as of such date (except to the extent that any such representation or warranty expressly is stated to relate to another date);

           (b)  No Default.  No  Default or  Event of
  Default shall have occurred and be continuing on such date, or would exist after giving effect to Advances requested to be made on such date; provided, however that Lender in its sole discretion, may continue to make Advances notwithstanding the existence of any Default or Event of Default;

           (c)  Maximum Advances.  In the case of any
  Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum Advances permitted under Section 2.1 hereof, subject to Section 2.1(b)

  hereof; and

           (d) Additional Corporate Guarantees. Each of the Corporate Guarantors becoming such after February 28, 1995 shall have executed and delivered to the Lender Corporate Guarantees of each and all of the Borrowers and their respective Obligations, which remain in full force and effect for the benefit of the Lender and which shall not have been terminated or challenged in any respect.

         Each request for Advances by a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Advances that the conditions contained in this subsection shall have been satisfied.

         VIII.  NOTICES, INFORMATION FINANCIAL STATEMENTS,
  REPORTS, COMPLIANCE CERTIFICATES

         Each Borrower covenants and agrees with Lender that it shall, until satisfaction in full of the Obligations and the termination of this Agreement:

         8.1  Disclosure  and Notice of Certain Items.
  Immediately upon learning thereof, report to the Lender all matters materially affecting: (a) the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any material compromise or adjustment of any Receivable(s), (b) any material extension of the time for payment thereof, (c) the reclamation or repossession by any Borrower of, or the return to or the acceptance by any Borrower of a material amount of goods or claims, (d) any other material disputes, offsets or counterclaims asserted by any Customer or other obligor, any material delay in performance by any Borrower of any obligations in any material respect to any Customer or with respect to any outstanding Receivables, and (e) subject to
  Section 4.5(a) hereof, any allowances, credits, return authorizations and/or other monies granted by any of them in any material respect to any Customer; provided however, that in the absence of an Event of Default that has occurred and is continuing, no such report shall be made unless any matter covered thereby shall have a Material Adverse Effect on the Receivables for which Lender then has the Credit Risk under the Factoring Agreements, as a whole, or on the Inventory or Receivables of the Borrowers, taken as whole, or on the
  Collateral taken as a whole.   If an Event of Default has
  occurred and is continuing, however, the Borrowers shall deliver the reports required hereunder without giving effect to the proviso in the immediately preceding sentence.

         Each Borrower will promptly inform Lender in writing of: (a) the commencement of proceeding by any governmental, administrative, or self-regulatory body, the receipt of notices from any such body relating to the institution of any action or proceeding in any court or before any arbitrator asserting any material violation or breach against any of the Borrowers or their respective assets, or against or in any way concerning any of their respective properties, assets or businesses, which might singly or in the aggregate have a Material Adverse Effect; (b) any change in its business, assets, liabilities, condition (financial or otherwise), or results of operations which has had or might have a Material Adverse Effect;
  (c) any change in the location of any of its executive offices from the location described in Section 4.5(b) of this Agreement; and agrees in any event that no such change shall be effectuated unless and until all documentation reasonably satisfactory to Lender, including without limitation Uniform Commercial Code Financing Statements, has first been executed and delivered to Lender, which Lender determines are necessary in order to continue the perfection and priority of Lender's Lien in all of the Collateral on the basis of such changed circumstances; (d)
  any change in the location of Collateral from the locations   as
  set forth in Schedule 8.1 to this Agreement and agrees in any event that no such change shall be effectuated unless and until all documentation reasonably satisfactory to Lender, including without limitation Uniform Commercial Code Financing Statements, has first been executed and delivered to Lender, which Lender determines are necessary in order to continue the perfection and priority of Lender's Lien in all of the Collateral on the basis of such changed circumstances; and (e) all material adverse information known to any Borrower relating to the financial condition of any Customer.

         Each Borrower shall also promptly provide to the Lender, and shall cause each of the Material Subsidiaries to promptly provide to the Lender, such information as the Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with including, without limitation:
  (a) at least thirty (30) days prior thereto, of the opening of any new office or place of business by any Borrower or Material Subsidiary or the closing of any existing office or place of business by any Borrower or any Material Subsidiary, which in any instance is or was a location of any of their respective books or records; (b) all consolidating figures and work papers prepared internally and, for so long as an Event of Default shall have occurred and be continuing or in any instance in which the independent accountants of AEI have not issued an unqualified report on its audited consolidated financial statements, on a best efforts basis, all consolidating figures and work papers prepared by such accountants, in each case in relation to the preparation of any of the financial statements to be provided to Lender hereunder, whether or not specifically referenced herein;

  and (c) promptly upon any Borrower learning thereof, of any labor disputes, strikes or walkouts relating to any of the Borrowers or their respective plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

         8.2  Schedules.  Deliver Inventory reports to the
  Lender on or before the fifteenth (15th) day of each month as and for the prior month, provided however, that at the Lender's request therefor, Inventory reports shall be delivered to the Lender on a weekly basis, by Wednesday of each week as and for
  the prior week.   In addition, each Borrower will deliver to
  Lender at such intervals as the Lender may require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as the Lender may require including, without limitation, trial balances and test verifications. The Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to the Lender and executed by each Borrower and delivered to the Lender from time to time solely for the Lender's convenience in maintaining records of the Collateral, and the failure of any Borrower to deliver any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender's Lien in Collateral.

         8.3 Environmental Certificates. Furnish Lender, concurrently with the delivery of the financial statements to be provided to the Lender hereunder, an accompanying certificate of each of the Borrowers , signed by an authorized officer thereof, stating, that to the best of his (or her) knowledge, the Borrower is in compliance in all material respects with all federal, state and local laws relating to occupational safety and health and with respect to the Glen Cove and Oyster Bay, New York locations referred to in Section 4.5(b) hereof, as well as any other material real property location hereafter leased or acquired by any of the Borrowers or any Corporate Guarantor, relating to Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

         8.4 Litigation. Promptly notify the Lender in writing of any litigation to which any Borrower is a party, whether or not the claim is covered by insurance, and of any suit to which any Borrower is a party, which may have a Material

  Adverse Effect.

         8.5 Default Related Notices. Promptly notify the Lender in writing upon the occurrence of (a) any Default or Event of Default; (b) any event of default under any Indebtedness for Borrowed Money or any other material agreement or instrument to which any Borrower is a party or by which any of its assets may be bound, which has or might have a Material Adverse Effect, or any event thereunder which with the giving of notice or lapse of time, or both, would constitute an event of default thereunder, which has or might have a Material Adverse Effect;
  (c) any event, development or circumstance whereby the financial statements most recently furnished to the Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition and operating results of AEI and its consolidated Subsidiaries, taken as a whole as of the date of such financial statements; (d) any accumulated retirement plan funding deficiency which has continued for two plan years and was not corrected and (e) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the actions(s) such Borrower proposes to take with respect thereto.

         8.6 Government Receivables. Notify the Lender immediately if the percentage of the aggregate amount of all outstanding Receivables which arise out of contracts between the Borrowers on the one hand and the United States, any state, or any department, agency or instrumentality of any of them on the other hand, is five percent (5%) or more of the aggregate of all outstanding Receivables of the Borrowers, and so long as this situation may continue, to promptly notify the Lender of any changes in such percentage, to keep the Lender fully informed of the status of all of such Receivables and to supply such details and documentation the Lender may reasonably request in relation thereto.

         8.7  Annual Financial Statements.  Furnish the
  Lender within ninety (90) days after the end of each fiscal year of Borrowers financial statements of AEI and its consolidated Subsidiaries, including, but not limited to, statements of income and stockholders' equity and changes in financial position from the beginning of such fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices and reported upon without qualification by AEI's independent certified public accounting firm, who shall be satisfactory to Lender (the "Accountants"), it being acknowledged that Grant Thornton is satisfactory to the Lender. The report of such accounting firm shall be accompanied by: (a) a statement of such accounting firm certifying that, in making the examination upon which such report was based, either no information came to their attention which to their knowledge constituted an Event of Default under this Agreement or any of the Other Documents, or, if such information came to their attention, specifying any such Event of Default, and such report shall contain or have appended thereto calculations which set forth compliance by the Borrowers with the provisions of Sections 6.4 through and including Section 6.9 hereof, and (b) a compliance certificate signed by the Chief Financial Officer of each of the Borrowers, as contemplated by Section 8.13 hereof, which shall state whether an Event of Default has occurred. The ninety (90) day period referred to in the initial sentence of this Section 8.7 shall be extended for an additional fifteen
  (15) day period, provided and to the extent that AEI has filed a Form 12b-25 (or its then current equivalent) with the Securities and Exchange Commission; provided however, that notwithstanding any such extension and/or filing of a Form 12b-25, the Borrowers shall provide management prepared financial statements to the Lender within such ninety (90) day period.

         8.8  Quarterly Financial Statements.  Furnish the
  Lender within forty five (45) days after the end of each of the first three of their fiscal quarters, an unaudited balance sheet of the Borrowers on a consolidated and consolidating basis and an unaudited statement of income and stockholders' equity and changes in financial position of Borrowers reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a compliance certificate signed by the Chief Financial Officer of each of the Borrowers, as contemplated by Section 8.13, hereof, which shall state whether an Event of Default has occurred. The forty-five (45) day period referred to in the initial sentence of this Section 8.7 shall be extended for an additional fifteen (15) day period, provided and to the extent that AEI has filed a Form 12b-25 (or its then current equivalent) with the Securities and Exchange Commission; provided however, that notwithstanding any such extension and/or filing of a Form 12b-25, the Borrowers shall provide management prepared financial statements to the Lender within such forty-five (45) day period.

         8.9 Monthly Financial Statements. At Lender's request, furnish the Lender within forty five (45) days after the end of each month, an unaudited balance sheet of the Borrowers and an unaudited statement of income and stockholders' equity and changes in financial position of Borrowers reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal interim and year end adjustments.

         8.10  Other Information and Reports.  At the
  Lender's request therefor, furnish the Lender as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrowers shall send to stockholders as well as copies of all reports, registration statements, proxy statements and other information and documentation filed with the Securities and Exchange Commission at any time and from time to time by or concerning any of the Borrowers. Without limiting the foregoing, the Borrowers agree to execute and deliver supplemental or additional Questionnaires to the Lender on a yearly basis.

         8.11  Projected Operating Budget.  Furnish
  Lender, no less than thirty (30) days prior to the beginning of each of the fiscal years of Borrowers a month by month projected operating budget and cash flow of the Borrowers for such fiscal year and a projected income statement for each month and a projected balance sheet as at the end of the last month in each fiscal quarter, such projections to be accompanied by a certificate signed by an executive officer of the Borrower and each Corporate Guarantor, to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that each such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

         8.12  Variances From Operating Budget.  Upon
  Lender's reasonable request, to furnish Lender, concurrently with the delivery of any financial statements to be delivered hereunder, a written report summarizing all material variances from budgets submitted by the Borrowers and a discussion and analysis by management with respect to such variances.

         8.13  Compliance Certificates.   The financial
  statements called for to be furnished to Lender by any of the Borrowers pursuant to Sections 8.7 and 8.8 hereof shall be
  accompanied by   a certificate  executed by AEI's chief financial
  officer on behalf of the Borrowers, in the form of Exhibit E hereof: (a) setting forth as at the end of the fiscal year or the first three fiscal quarters of the Borrowers, as the case may be, the calculations required to establish whether or not the Borrowers at the end of the period covered by such financial statements were in compliance with the various financial covenants set forth in Sections 6.4 through and including Section
  6.9 of this Agreement, if applicable; and (b) stating that, based on an examination sufficient to enable him to make an informed statement, no event has occurred and no circumstance exists which constitutes a Default or an Event of Default under this Agreement or, if such an event has occurred or circumstance exists, advising Lender as to whether it has been previously disclosed to the Lender in accordance with Section 8.5 hereof and if such disclosure has been so made, attaching another copy thereof and if such disclosure has not been so made, disclosing to the Lender each such event or circumstance and its nature, when it occurred, whether it is continuing and in any event, stating the steps being taken by the Borrower(s) involved with respect to such event, circumstance, or failure.


         IX.  EVENTS OF DEFAULT.

         The occurrence of any one or more of the following events and the continuance thereof beyond any applicable period of grace, if any, provided for below, shall constitute an "Event of Default" :

           (a)  default in the payment in any of the
  Obligations , when due and payable or declared due and payable in accordance with this Agreement or any of the Other Documents or in performance of any of the Obligations hereunder or under any of the Other Documents in accordance herewith or therewith;

           (b)  any representation or warranty made by
  any of the Borrowers in this Agreement or any of the Other
  Documents shall be breached  in any material respect;

           (c)  failure or neglect by any Borrower to
  perform, keep or observe any other material term, provision, condition or covenant contained in this Agreement or any of the

  Other Documents, which is required to be performed, kept or observed by any of them including without limitation any failure to (A) furnish financial information when due or when requested or (B) permit the inspection of its books or records, which shall remain unremedied for a period ending on the first to occur of 30 days after notice shall have been given by Lender of any such failure or neglect, or 30 days after any of the Borrowers shall become aware thereof or (C) comply with any covenant set forth in Sections 6.4 through and including 6.10 hereof (it being acknowledged that any term or provision contained in this Agreement which is qualified as to Material Adverse Effect shall, upon the existence of a Material Adverse Effect in respect thereof, be deemed material for purposes of this sub-section (c));

           (d)  any Lien, other than Permitted
  Encumbrances or any Lien or Charge described in sub-section (f) below, shall exist against AEI or a material portion of the property of the Borrowers taken as a whole, which has or may have a Material Adverse Effect and which shall remain unstayed or undismissed for 45 consecutive days;

           (e)  a prohibited transaction within the
  meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA or a Reportable Event shall occur with respect to any Plan and, in the reasonable determination of Lender, the same could have a Material Adverse Effect , or the Pension Benefit Guaranty Corporation (or any successor thereto under ERISA) shall apply for the appointment of a trustee to administer any such Plan or the Pension Benefit Guaranty Corporation (or any successor thereto under ERISA) shall institute proceedings to terminate any such Plan; or any of the Borrowers shall incur an accumulated funding deficiency or request a funding waiver from the Internal Revenue Service or otherwise shall fail to meet its minimum funding requirements under ERISA with respect to any applicable plan year of any Plan established by them; or any such Plan shall be the subject of a notice of termination or any termination proceedings, whether voluntary or involuntary, or, in the reasonable determination of Lender, there is a reasonable likelihood of termination of any such Plan by the Pension Benefit Guaranty Corporation and there would result from such termination proceedings or termination a liability which is material to the financial condition of any of the Borrowers to the Pension Benefit Guaranty Corporation (or any successor thereto under ERISA); or any of the Borrowers shall be in default under any obligation with respect to payments to a multi-employer plan resulting from the complete or partial withdrawal of any of Borrowers (as described in Section 4203 or 4205 of ERISA) from such Plan or from termination of such Plan or otherwise incur any withdrawal liability thereunder;

           (f)  any warrant of attachment or execution
  or similar process shall be issued, or judgment or order for the payment of money shall be entered or judgment Liens filed against any of the Borrowers or any of their respective assets which in any such instance involves more than $5,000,000 in the aggregate, or which Lender in its reasonable determination exercised in good faith otherwise believes may have a Material Adverse Effect and which is not either satisfied, stayed or discharged of record within forty five (45) days of such issuance, entry or filing;

           (g) (i) Any of the Borrowers shall (A) apply for the appointment of, or the taking of possession by, a receiver, custodian, sequestrator, trustee or liquidator of itself, or of all or a substantial part of its property, (B) be generally unable to pay its debts as they become due or cease operations of its present business, (C) make a general assignment for the benefit of creditors, (D) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (E) file a petition seeking relief under the Bankruptcy Code or to take advantage of any other law providing for the relief of debtors, or (F) take any corporate action authorizing or otherwise consenting to the institution of any such proceedings, filings or take any action for the purpose of effecting any of the foregoing; or

             (ii) A case or proceeding shall have been commenced against any of the Borrowers: (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a receiver, custodian, sequestrator, trustee or liquidator of any of the Borrowers or of all or a substantial part of its property, or (C) of any type or nature otherwise more fully described in subdivision (i) immediately above, the same shall remain undismissed or unstayed for thirty (30) consecutive days or any such court having competent jurisdiction with respect thereto shall enter a decree or order granting the relief sought in such case or proceeding; provided that the Lender may require that any of such Borrowers so affected to obtain an order of the court having jurisdiction over the proceeding (in form and substance satisfactory to Lender) prior to making any further Advances within such 30 day period;

           (h) (i) any event of default of any of the Borrowers under any agreement now or hereafter in effect with HKSB and/or Midland, or (ii) a default of the obligations of any of the Borrowers with respect to any other Indebtedness and/or any other contractual obligation, in each case subject to Section
  5.9 and/or 5.10 of this Agreement, which has or may have a Material Adverse Effect, except with respect to this sub-section
  (ii) to the extent that any such obligations are being contested in good faith, by appropriate proceedings and are covered by adequate reserves;

             (i) if any Lien created hereunder or under any of the Other Documents or provided for hereby or thereby, or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest in any of the Collateral (other than Permitted Encumbrances) purported to be covered thereby or any provision of this Agreement or the Other Documents shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or shall be challenged (provided that any such challenge is not stayed, cured or otherwise satisfied within a period not to exceed forty-five (45) days from the time it arises), and as a result, the remedies available to Lender are inadequate for the practical realization of the Lender's rights and remedies hereunder or thereunder;


           (j)  termination or breach of any of the
  Corporate Guarantees , or if any Corporate Guarantor attempts to terminate, challenges the validity of, or its liability under, any Corporate Guarantee;

           (k)  any Change of Ownership; or

           (l)  should any of the Factoring Agreements,
  other than AEC's, be terminated for any reason whatsoever, or should any Event of Default exist thereunder.


         X.  LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT.

         10.1  Rights and Remedies.  Upon the occurrence
  of an Event of Default pursuant to Article IX(g)(i), all Obligations shall be automatically and immediately due and payable, without any delegation or action by Lender, and without the need for any presentment, demand, protest, or other notice of any kind, all of which are expressly waived, this Agreement shall automatically terminate and the Lender shall have no further responsibilities to make any Advances hereunder, to issue any Letters of Credit or create any Lender Guarantees or any Acceptances hereunder, or to otherwise remit any funds to or for the account of any Borrower and Lender shall have no other commitments, obligations or any other undertakings to any of the Borrowers, whether under this Agreement or any of Other Documents. Upon the occurrence and during the continuance of any of the other Events of Default, at the option of Lender, the Lender may, by written notice to the Borrowers: (a) declare all Obligations to be immediately due and payable, (b) require prompt and full cash collateralization by the Borrowers of all outstanding Letters of Credit, Lender Guarantees and/or Acceptances and/or (c) exercise any of the rights and remedies described in the preceding sentence, including without limitation the right to terminate this Agreement or to terminate any or all other commitments, obligations and/or undertakings to each and all of the Borrowers, including without limitation under this
  Agreement and/or any of the Other Documents.   In any such event,
  the Lender shall additionally have the right to exercise any and all other rights and remedies provided for herein, pursuant to the Other Documents, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or
  without judicial process.   Upon and during the continuance of an
  Event of Default, the Lender shall be authorized to and may enter into such warehousing and other custodial arrangements as to the Collateral which Lender may elect and enter any of the premises of any Borrower and/or any Material Subsidiary or other premises which any of them may occupy or use in their respective businesses, without legal process and without incurring liability to any of them therefor, and the Lender may thereupon, or at any time thereafter, in Lender's discretion without notice or demand, take the Collateral and remove the same to such place as the Lender may deem advisable and the Lender may require any Borrower and/or Material Subsidiary to peacefully surrender the Collateral and otherwise make the Collateral available to the Lender at convenient places. Upon and during the continuance of an Event of Default, with or without having the Collateral at the time or place of sale, the Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give such Borrower or Material Subsidiary, as the case may be, reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to such Borrower and/or Material Subsidiary as the case may be, at least five (5) days prior to such sale or sales is reasonable notification. At any public sale the Lender may bid for and become the purchaser, and in lieu of actual payment of the relevant purchase price, may set off the amount of such purchase price against the Obligations, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by
  each Borrower and Material Subsidiary.    In connection with the
  exercise of the foregoing remedies, the Lender is granted permission to use, to the extent that any Borrower has the right itself to use the same, all applicable Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing
  the manufacture of unfinished goods.   Upon and during the
  continuance of an Event of Default, the Lender may also without notice, demand or other process, and without charge, enter any premises of or which are occupied or otherwise utilized by any Borrower or Material Subsidiary and without breach of the peace, until the Lender completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of the Equipment of each Borrower and/or any

  Material Subsidiary for the purpose of completing any work-in-process, preparing any Collateral for disposition and disposing of or collecting any Collateral and for the purpose of exercising its rights under this Agreement and the Other

  Documents. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral and/or to the Early Termination Fee; secondly to interest due upon any of the Obligations; and thirdly to the principal of the Obligations. If any deficiency shall arise, Borrowers shall each remain liable to
  Lender therefor.    The remaining balance of such proceeds, if
  any, following such application shall be returned to AEI on behalf of all of the Borrowers.

         10.2 Lender's Discretion. The Lender shall have the right in its sole discretion to determine which rights, Liens, or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender's rights hereunder, under the Other Documents, or otherwise.

         10.3 Setoff. In addition to any other rights which the Lender may have under applicable law, upon the occurrence of any Event of Default hereunder, the Lender shall have a right to apply any of the property of any Borrower, Material Subsidiary and/or Corporate Guarantor held by the Lender and/or held by the Bank to reduce the Obligations.

         10.4  Rights and Remedies not Exclusive.  The
  enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies, all of which shall be cumulative and not alternative.


         XI.  WAIVERS AND JUDICIAL PROCEEDINGS.

         11.1  Waiver of Notice.   Each Borrower hereby
  waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

         11.2  Delay.  No delay or omission on the
  Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

         11.3  Jury Waiver.  EACH PARTY TO THIS AGREEMENT
  HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM,

  DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE OTHER DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR
  OTHERWISE.   EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT
  ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


         XII.  EFFECTIVE DATE AND TERMINATION.

         12.1  Term.  This Agreement shall inure to the
  benefit of and shall be binding upon the respective successors and permitted assigns of the Borrowers, and the Lender and shall become effective on the date hereof and continue in full force and effect until January 31, 1996 unless: (a) sooner terminated by: (i) the Borrowers, upon giving the Lender at least ninety
  (90) days prior written termination notice in advance and effective as of the end of the initial Term or any successive Term hereunder; (ii) the Borrowers, at an earlier effective termination date than is specified in subsection (i) above, as more fully described in Section 12.2 below; (iii) the Lender, pursuant to Section 10 hereof; or (iv) the Lender, upon giving the Borrowers at least ninety (90) days prior written termination notice in advance and effective as of the end of the initial term or any successive Term hereunder; or (b) extended in accordance with the final sentence of this Section. Any termination in accordance with subsection 12.1 (a)(ii) shall be deemed to be effective provided that all Obligations shall be paid in full to Lender by no later than the effective termination date of this Agreement, and provided that by such date, the indemnity provided for in Section 2.8(b) hereof as to all outstanding
  Letters of Credit, Lender Guarantees and Acceptances   shall have
  been executed and delivered to the Lender. Subject to the foregoing, the Term shall be automatically extended for successive periods of one (1) year each through and including January 31 of each Calendar Year after 1996 such that this Agreement will remain in full force and effect , unless terminated by either party at the end of the initial Term or any successive Term by giving the other party at least ninety (90) days prior written notice.

         12.2  Early Termination Fee.  Should the
  Borrowers   terminate this Agreement in accordance with
  subsection

  12.1(a)(ii) above, AEI on behalf of the Borrowers shall give the Lender a written termination notice to this effect, and in addition to Borrowers' compliance with the penultimate sentence of Section 12.1 above, the Borrowers shall also pay to the Lender the Early Termination Fee herein provided, which shall be paid on or before any such effective termination date of this Agreement. The Borrowers shall also be obligated to pay the Early Termination Fee upon any termination by the Lender pursuant to
  Section 10 hereof. The Borrowers shall be jointly and severally responsible for payment of the Early Termination Fee to the Lender.

         12.3  End of Term.  The effective termination
  date of this Agreement shall be the last day of the Term hereof.

         12.4  Termination.  The termination of the
  Agreement shall not affect any of Borrower's rights or the Lender's rights, or any of the respective Obligations of any Borrower, or the Lender, having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The Liens on all Collateral and rights granted to the Lender hereunder and/or the Other Documents and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or any of the Other Documents or the fact that any Borrower's account, individually or in combination with the other Borrowers, may from time to time be temporarily in a zero or credit position, until all of the Obligations of the Borrowers have been paid or performed in full concurrently with and/or after the termination of this Agreement or the Borrowers shall have furnished the Lender with an indemnification satisfactory to the Lender with respect thereto . Accordingly, each Borrower hereby waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations of each and all of the Borrowers to Lender are paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are repaid or performed
  in full.   Upon full and final payment  of all Obligations of the
  Borrowers to the Lender under this Agreement and the Other Documents, and the termination of this Agreement in accordance with its terms, the Lender shall execute and deliver such Uniform Commercial Code termination statements as AEI, on behalf of the Borrowers, may reasonably request.




         XIII.  COLLECTIVE BORROWING.

         13.1  Request for Collective Borrowing;
  Notwithstanding anything to the contrary contained herein, each Borrower hereby acknowledges that in order to utilize the collective borrowing powers of all of the Borrowers in the most efficient and economical manner, it has been requested by the Borrowers that Lender determine availability and make loans hereunder based on the Collateral of all of the Borrowers taken as a whole.

         13.2 Single Account;

           (a)  Lender shall maintain a single loan
  account (the "Loan Account") under the name Acclaim Entertainment, Inc. and on behalf of all of the Borrowers. Confirmatory assignments of Receivables will continue to be made and inventory reports shall be delivered to Lender by each Borrower. Advances to any Borrower and payments pursuant to Letters of Credit, Lender Guarantees and Acceptances will be charged to the Loan Account, along with all fees, charges and expenses and other amounts payable by the Borrowers to Lender. The Loan Account will be credited with all amounts received by Lender from any Borrower or from third parties for the account of any Borrower, including all amounts received by Lender in payment of Receivables.

           (b)  Each month Lender will render to AEI, on
  behalf of all of the Borrowers, one extract of the combined Loan Account, which shall be deemed to be an account stated as to each of the Borrowers and which will be deemed correct and accepted by all Borrowers unless Lender receives a written statement of exceptions from any Borrower within ninety (90) days after such
  extract has been rendered by Lender.   It is expressly understood
  and agreed by each Borrower that Lender shall have no obligation to account separately to any Borrower.

         13.3   Power of Attorney for AEI from Borrowers;
  Each of the Borrowers other than AEI hereby grants to AEI, acting through any of its officers, employees, agents or designees, a power of attorney and unconditionally and irrevocably hereby appoints AEI and such officers, employees, agents and/or designees, as attorney-in-fact for such Borrower, acting separately, to act in its place and stead in any way which such Borrower itself could act and to the maximum extent to which such Borrower is permitted by law to act through an agent to take any and all actions which any Borrower has the right to take under this Agreement and the Other Documents. Without limiting the foregoing, requests for Advances may be made by AEI and instructions and dealings concerning Letters of Credit, Lender Guarantees and Acceptances, may be made from and with AEI , and notices and communications under this Agreement and/or the Other Documents may be sent to AEI, in each such case on behalf of itself and/or any other Borrower. Lender is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitations set forth herein. It is expressly understood and agreed by each Borrower that Lender shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (a) any Advances with respect to any Borrower, or (b) any fees, expenses and charges therefor or under any other agreements with any Borrower. All Advances are made for the collective account of the Borrowers and are to be charged to the Loan Account.

         13.4 Indemnification; It is understood that the arrangements set forth in this Section 13 have been agreed to by Lender solely as an accommodation to the Borrowers at their request, and that Lender shall incur no liability to the Borrowers as a result hereof. To induce Lender to do so, and in consideration thereof, each Borrower hereby agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss, or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from the provisions of this Section 13.


         XIV.  MISCELLANEOUS.

         14.1  Governing Law;  This Agreement shall be
  governed by and construed in accordance with the laws of the State of New York (without giving effect to its conflict of laws rules).

         14.2  Restated and Amended  Agreement;  This
  Agreement, as amended and restated as of the Restatement Effective Date, supercedes and replaces in its entirety this
  Agreement as  in effect prior to such date.     Neither this
  Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

         14.3 Application of Payments; Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for the benefit of any Borrower , which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

         14.4  Indemnity;  Each Borrower shall
  unconditionally and jointly and severally indemnify Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement and/or the Other Documents, whether or not the Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful
  misconduct or gross negligence of Lender.   This indemnity shall
  survive any termination of this Agreement and/or payment in full of the Obligations.

         14.5  Forum Selection and Consent to
  Jurisdiction; Any litigation based hereon, or arising out of, under or in connection with, this Agreement or any of the Other Documents, or any course of conduct, course of dealing, statements (whether oral or written) or actions of: (a) the Lender, may be brought under the non-exclusive jurisdiction of any Federal or State court in the State of New York, New York County, or (b) any of the Borrowers, shall be brought and maintained exclusively in the courts of the State of New York, New York County; provided, however, that any suit seeking enforcement against any Collateral or other property may be brought, at the Lender's option, in the courts of any jurisdiction where such Collateral or other property may be found. The Borrowers hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York for the purpose of any such litigation as set forth above and irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service with or without the State of New York. Nothing contained herein shall affect the right to serve process in any manner permitted by law, or shall limit the right of the Lender to bring proceedings in the Courts of any other jurisdiction. The Borrowers hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which they may have or hereafter may have to the jurisdiction of such Courts or to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

  To the extent that the Borrowers have or hereafter may acquire any immunity from jurisdiction of any court, or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to themselves or their property, the Borrowers hereby irrevocably waive such immunity in respect of their Obligations under this Agreement and the Other Documents.

         14.6 Notice; Any notice or request hereunder may be given to AEI on behalf of all of the Borrowers and to the Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) registered or certified mail, return receipt requested, (c) telex or telegram, subsequently confirmed by registered or certified mail, or (d) telefax to the number set out below, subsequently confirmed by registered or certified mail. Notices and requests shall, in the case of those by mail or telegram, be deemed to have been given when deposited in the mail, or delivered to the telegraph office addresses as provided in this Section.

  (A)  If to Lender, at:  BNY Financial Corporation
                          1290 Avenue of the Americas
                          New York, New York 10104
                          Attention:  Robert Grbic, SVP
                          Telephone: (212) 408-7292
                          FAX: (212) 408-4384

  (B)  If to any of the Borrowers, to each of them at:

  Before May 1, 1995  Acclaim Entertainment, Inc.
                      71 Audrey Avenue
                      Oyster Bay, NY 11771
                      Attn:  Anthony Williams, EVP
                      Telephone: (516) 624-8888
                      FAX: (516) 624-5846

  On and after May 1, 1995  Acclaim Entertainment, Inc.
                            70 Glen Street
                            Glen Cove, New York
                            Attn:  Anthony Williams, EVP
                            Telephone: (516) 624-8888
                            FAX: (516) 624-5846

  with a copy to:  Rosenman & Colin
                   575 Madison Avenue
                   New York, NY 10022
                   Attn: Eric M Lerner Esq.
                   Telephone: (212) 940-7157

                   FAX: (212) 940-8776

         14.7  Severability.  If any or part of this
  Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

         14.8  Expenses.  Borrowers shall pay to the
  Lender, on Lender's demand therefor (which shall be accompanied by supporting documentation) and shall be jointly and severally responsible to reimburse Lender for, all costs, fees and expenses, including, without limitation, reasonable attorneys' fees, paid or incurred (a) by the Lender in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (b) in connection with entering into, modifying amending and/or enforceing of this Agreement and/or the Other Documents or in connection with any consent, waivers or advise in connection with any of the foregoing, or (c) the instituting, maintaining, preserving, enforcing and foreclosing of or on the Lender's Lien in any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to any Obligations, Collateral and/or the Lender's transactions with any Borrower, except however, in any such case, only for any such costs, fees and expenses which a Court of competent jurisdiction shall have determined to have resulted as a result of Lender's gross negligence or wilful misconduct.

         14.9 Injunctive Relief. Each Borrower recognizes that, in the event such Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the Other Documents, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         14.10 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

         14.11  Counterparts.  This Agreement may be
  executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Lender.


         14.12  Construction.  The parties hereto
  acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, exhibits or schedules hereto. Each Borrower further acknowledges that it has been advised by counsel in connection the execution of this Agreement as of the Restatement Effective Date and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

         14.13   Confidentiality.  The Lender agrees to
  keep confidential and not to disclose or reveal any information provided by the Borrowers or any of their respective Subsidiaries under this Agreement; provided however, that the Lender may disclose any information: (a) to any parent, subsidiary, affiliate or related concern of the Lender, or any of their respective directors, officers, employees or agents; (b) if required by law, rule, regulation or judicial or administrative order, including without limitation any legal process; (c) if requested by counsel, auditors or other professional advisors of the Lender or by any administrative agency; (d) if any such information or any portion thereof could have been obtained by the Lender prior to such disclosure from sources other than a Borrower or any of their respective Subsidiaries, or at any time by others from any of the Borrowers or their respective Subsidiaries, on a non-confidential basis or becomes generally known to the public or trade (unless such general knowledge is the direct result of such a prohibited disclosure by the Lender) or is furnished by any of the Borrowers or their respective Subsidiaries to others on a non-confidential basis. In any event, the Lender shall have no liability for any disclosure prohibited hereunder unless it was made by an employee of the Lender with intent to disclose and knowledge the the disclosure was prohibited, or as a result of the gross negligence or willful misconduct of the Lender.

         14.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their espective successors and assigns. No Borrower's rights or any interest therein under the Agreement, and no Borrower's duties and Obligations hereunder, may however be assigned without the prior written consent of the Lender.

         Each of the parties has signed this Agreement as of the 28th day of February, 1995.


                                    ACCLAIM ENTERTAINMENT, INC.
                                    (Borrower)

                                    By: /s/________________________
  [SEAL]                                  Anthony Williams
                                     Executive Vice President

                                    ACCLAIM DISTRIBUTION INC.
                                    (Borrower)

                                    By: /s/________________________
  [SEAL]                                  Anthony Williams
                                     Executive Vice President


                                    LJN TOYS, LTD.
                                    (Borrower)

                                    By: /s/________________________
  [SEAL]                                  Anthony Williams
                                     Executive Vice President


                                    ACCLAIM ENTERTAINMENT CANADA, LTD.
                                    (Borrower)

                                    By: /s/________________________
  [SEAL]                                  Anthony Williams
                                     Executive Vice President

                                    ARENA ENTERTAINMENT INC.
                                    (Borrower)

                                    By: /s/________________________
  [SEAL]                                  Anthony Williams
                                    Executive Vice President



                                    BNY FINANCIAL CORPORATION
                                    (Lender)

                                    By: /s/________________________
                                         Title: President
                                 -64-

                                                                   EXHIBIT "A"

BNY FINANCIAL CORPORATION


                              GUARANTY

In consideration of your entering into or your refraining from terminating at this time financing arrangements (said financing arrangements as heretofore or hereafter amended, supplemented and/or restated are hereinafter called the "Agreement") with the (following corporations) (corporations listed on the annexed Schedule A) (each such corporation being hereinafter referred to as the "Client"), the undersigned (who, if two or more in number, are hereby jointly and severally bound) hereby guarantee(s) to BNY Financial Corporation (hereinafter called the "Company"), its successors and assigns, the prompt payment at maturity, or whenever they may become due in accordance with any of their terms, of all now existing and hereafter arising liabilities, indebtedness and obligations of the Client to the Company (including "Obligations," as defined in the Agreement, if such term is defined therein), whenever and however arising or acquired by the Company, whether direct or indirect, absolute or contingent (collectively, the "Obligations") and whether the same may now be or hereafter become due from the Client or the executors, administrators, successors or assigns of the Client, including the cost of protest and all legal expenses of or for collection, or for realization upon any collateral for the Obligations ("Collateral") or other guaranty. If this guaranty and/or any Obligation is placed with an attorney for collection, the undersigned further agree(s) to pay reasonable attorneys' fees which shall be recoverable with the amount due under this guaranty.

Demand of payment, presentment, protest and notice of dishonor or non-payment are hereby expressly waived, and if any of the Obligations are payable on demand, the Company may, in its sole and absolute discretion, determine the reasonableness of the period, if any, to elapse prior to the making of demand.

The undersigned hereby consent(s) and agree(s) that, without notice to or further assent from the undersigned, the time of payment of all or any of the Obligations, or any other provisions of the Obligations, may be extended, changed or modified, the parties thereto discharged, any or all Collateral released without obtaining other Collateral in substitution therefor, and any composition or settlement consummated and accepted, and that the undersigned will remain bound upon this guaranty notwithstanding one or more such extensions, changes, modifications, discharges, releases, compositions or settlements. The undersigned further consent(s) and agree(s) that this guaranty shall not be impaired or otherwise affected by any failure to call for, take, hold, protect or perfect, continue the perfection of or enforce any security interest in or other lien upon, any Collateral or by any failure to exercise, delay in the exercise, exercise or waiver of, or forbearance or other indulgence with respect to, any right or remedy available to the

Company. Any statement of account which is binding on the Client under the Agreement shall be binding on the undersigned for all purposes under this guaranty.

The Company may also at any time in its discretion sell, assign, transfer and deliver the whole of the Collateral, or any part thereof, or any substitutes therefor, or any additions thereto, at public sale, at any time or place selected by the Company, at such prices as it may deem best and either for cash or for credit or future delivery, at the option of the Company without either demand, advertisement or notice of any kind to the undersigned, which are hereby expressly waived.

The undersigned assigns, pledges and grants a security interest to the Company in any money or property belonging to the undersigned at any time in the possession of the Company or in the possession of any parent, affiliate or subsidiary of the Company (hereinafer called a "Related Company"), including any deposit balances and all property held by the Company or a Related Company for any purpose including safekeeping, custody, transmission, collection, or pledge, and all proceeds of the foregoing, as security for the performance by the undersigned of the obligations under this guaranty, whether due or not, with full power and authority to apply any such money, property and proceeds to the extinguishment of any such obligations and to sell, enforce, collect or otherwise realize on said money, property or proceeds in accordance with applicable law.

The undersigned agree(s) that the Company is not to be obligated in any manner to inquire into the powers of the Client, or its successors, its or their directors, officers, or agents, acting or purporting to act on its or their behalf, and any liabilities purporting to be contracted for the Client, or its successors, by its or their directors, officers, or agents, in the professed exercise of such powers, shall be deemed to form a part of the liabilities guaranteed hereunder even though the incurrence of such liabilities be in excess of the powers of the Client, its successors, or its or their directors, officers, or agents aforesaid, or shall be in any way irregular, defective or informal.

The liability of the undersigned on this guaranty shall be direct, immediate, absolute, continuing, unconditional and unlimited and not conditional or contingent upon the pursuit by the Company of whatever remedies it may have against the Client or the Client's successors, executors, administrators or assigns, or the security or liens it may possess, and this guaranty shall be and shall be construed as being and intended to be, a continuing guaranty of the payment of any and all Obligations either made, endorsed or contracted by the Client, or any successor of the Client, prior to the receipt by the Company of written notice of the revocation of this guaranty by the undersigned, and of all extensions or renewals thereof in whole or in part; and notwithstanding the death of, or the revocation of this guaranty by, any undersigned guarantor, the liability of the guarantor so revoking and of the estate of the guarantor who dies shall continue as to Obligations incurred or contracted by the Client, or any successor of the Client, prior to such revocation or death and as to all extensions and renewals thereof, in whole or in part. If the undersigned are two or more, then, notwithstanding the death of or the revocation of this guaranty by, any one or more of the undersigned, this guaranty shall nevertheless so continue in full force and effect as to all of the other undersigned guarantors not only as to all such then existing Obligations, but also as to all Obligations which may thereafter be incurred or arise.

If any payment of the Obligations is made by or for the benefit of the Client and is repaid by the Company to the Client or any other party pursuant to any federal, state or other law, including those relating to bankruptcy, insolvency, preference or fraudulent transfer, then to the extent of such repayment, the liability of the undersigned with respect to such Obligation shall continue in full force and effect. The undersigned agree(s) that if the Company gives to the undersigned written notice of the institution of any action or proceeding, legal or otherwise between the Company and the Client, the undersigned shall be conclusively bound by the adjudication in any such legal or other proceeding, or by any judgment or award decree entered therein.

The undersigned waive(s) any claim or other right which the undersigned may now have or hereafter acquire against the Client or any other person that is primarily or contingently liable on any obligation that arises from the existence or performance of the undersigned's obligations under this guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification.

The undersigned also waive(s) the right to assert in any action or proceeding upon this guaranty any offsets or counterclaims which the undersigned may have with respect thereto. This guaranty shall be governed by and construed and interpreted in accordance with the laws of the State of New
York and all controversies arising out of or in connection therewith shall be subject to the exclusive jurisdiction of the federal or state courts of such State. This guaranty cannot be altered or discharged orally. Notice of the acceptance of this guaranty is hereby waived.

THE UNDERSIGNED WAIVE(S) THE RIGHT TO TRIAL BY JURY IN ALL ACTIONS BROUGHT BY OR AGAINST THE COMPANY.

IN WITNESS WHEREOF, the undersigned has duly executed these presents this ____________ day of ______________________, 19____.

(GUARANTORS)



By:________________________________________
  Title:______________________________
        of each of the above entities.

Address:____________________________________

        ____________________________________



STATE OF
                 SS.
COUNTY OF

On this ______________ day of _____________________________________,
19______, before me personally appeared ____________________________________
to me known, who being by me duly sworn, did depose and say, that he is the ______________________________ of each of the corporations described in and which executed the foregoing instrument; that he knows the seals of each of the corporations; that the seals affixed to such instrument are the corporate seals; that they were so affixed by order of the boards of directors of each of the corporations, and that he signed his name thereto by like order.


                                            ________________________________
                                            Notary Public

                                                                   EXHIBIT "B"

              BNY FINANCIAL CORPORATION
    A WHOLLY OWNED SUBSIDIARY OF THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

                              1290 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10104
                                                 212-408-7000


February 28, 1995


Acclaim Distribution Inc.
71 Audrey Avenue
Oyster Bay, NY 11771


       Re: LETTER OF CREDIT FINANCING SUPPLEMENT TO FACTORING AGREEMENT


Gentlemen:

    Reference is made to the Restated and Amended Factoring Agreement between us, bearing the effective date of February 1, 1995, as supplemented and amended (the "Agreement"). Capitalized terms hereinafter appearing but not otherwise defined herein shall have the meanings given in the Agreement.

    From time to time, in order to assist you in establishing or opening Letters of Credit with a bank or trust company (herein the "Bank") to cover the importation of goods or inventory, you may request us to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters and any drafts or acceptances thereunder, thereby lending our credit to you. These arrangements shall be handled by us subject to the following terms and conditions.

    A. Our assistance in this matter shall at all times and in all respects be in our sole discretion. The amount and extent of the Letters of Credit and the terms and conditions thereof and of any drafts or acceptances thereunder, shall in all respect be determined solely by us and shall be subject to change, modification and revision by us, at any time and from time to time.

    B. Any indebtedness, liability or obligation of any sort whatsoever, arising or incurred in connection with any Letters of Credit, guarantees, drafts or acceptances thereunder or otherwise, including without limitation all amounts due or which may become due under said Letters of Credit, guarantees or any drafts or acceptances thereunder; all amounts charged or chargeable to you or to us by any Bank, other financial institutions or correspondent bank which opens, issues or is involved with such Letters of Credit; any other bank charges; fees and commissions; duties and taxes; costs of insurance; all such other charges and expenses which may pertain either directly or indirectly to such Letters of Credit, drafts, acceptances, guarantees or to the goods or documents relating thereto, and our charges as herein provided, shall be incurred solely as an accommodation to you and for your account, shall constitute Obligations as defined in the Agreement, may be charged by us to your account thereunder at any time without notice to you, shall be secured by all collateral in which you have heretofore granted to us or hereafter grant to us a security interest (including without limitation all inventory acquired under the Letters of Credit, all documents evidencing such inventory, and the proceeds thereof), shall bear interest at the rate provided in the Agreement, and shall be repayable to us on demand. All Obligations are to be repaid to us solely in United States currency.

    C. You warrant and represent that all Letters of Credit are being opened to cover actual importation of goods and inventory solely for your account, and said goods will not be sold or transferred, other than to customers in the ordinary course of business, without our specific, prior written consent, which consent shall not be unreasonably withheld provided such sale does not exceed $250,000.00.

    D. You unconditionally agree to indemnify us and hold us harmless from and against any and all loss, claim or liability arising from any transactions, occurrences, errors or omissions relating to Letters of Credit established or opened for your account; the goods acquired thereunder (the "Goods"); the documents evidencing the Goods (the "Documents"); any discrepant or nonconforming provisions thereof; steamship or airway guaranties, releases, indemnities or delivery orders or similar documents; any drafts or acceptances; and all Obligations hereunder, including, but not limited to, any such loss, claim or liability due to any action errors or omissions attributable to any Bank, us, any other entity, or any other cause. Your unconditional obligation to us hereunder shall not be modified or diminished for any reason or in any manner whatsoever except due to our willful misconduct or gross negligence. You agree that any charges made by us for your account by the Bank shall be conclusive on us, absent manifest errors, and may be charged to your account.

   E. We shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any Documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the Documents; the validity, sufficiency, or genuineness of any Documents or of any endorsements thereon, even if such Documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; any discrepant or nonconforming provisions in any Documents; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or Documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Goods or the shipping thereof; or any breach of contract between the shipper or vendors and yourselves. Furthermore, without being limited by the foregoing, we shall not be responsible for any act or omission with respect to or in connection with any of the Goods or the Documents.

   F. You agree that any action taken by us or any action taken by any Bank, if taken in good faith, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Goods or the Documents, shall be binding on you and shall not put us in any resulting liability to you. In furtherance thereof, we shall have the full right and authority to take any of the following actions in our name or yours (and you agree that you shall not have the right to take any such action without our express endorsement in writing): to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all applications for steamship or airways guarantees, releases, indemnities or delivery orders or similar documents; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in our sole name; and the Bank shall be entitled to comply with and honor any and all such documents or instructions executed by or received solely from us, all without any notice to or any consent from you.

   G. You agree that any necessary import, export or other licenses or certificates for the import or handling of the Goods will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Goods, or the financing thereof will have been promptly and fully complied with; and any certificates in that regard that we may at any time request will be promptly furnished. In this connection, you warrant and represent that all shipments made under any such Letters of Credit are in accordance with the governmental laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. You assume all risk, liability for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city or other political subdivision, where the Goods are or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely your risk, liability and responsibility.

   H. Any rights, remedies, duties or obligations granted or undertaken by you to any Bank in any application for Letters of Credit, or any standing agreement relating to Letters of Credit or otherwise, shall be deemed to have been granted to us and apply in all respects to us and shall be in addition to any rights, remedies, duties or obligations contained herein.

   I. You hereby agree that prior to your repayment of all Obligations to us, we may be deemed to be the absolute owner of, with unqualified rights to possession and disposition of, the Goods and the Documents, all of which may be held by us as security as herein provided. Should possession of any Goods or Documents be transferred to you, they shall continue to serve as security as herein provided, and may be sold, transferred or disposed of only as hereinabove provided.

   J. The terms and provisions of all agreements executed by you in our favor granting collateral security for the Obligations shall apply with equal force to the Goods and the Documents, including without limitation provisions relating to the insurance, maintenance and surrender or other dispositions of any such collateral, and the proceeds thereof.

   K. On breach by you of any of the terms or provisions of this agreement, the Agreement or any other agreement or arrangement now or hereafter entered into between us, or on the non-payment when due of any Obligations, we shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code or granted to us under the Agreement or any of such other agreements.

   L. In addition to any charges, fees or expenses charged to us for your account by any Bank in connection with these transactions (all of which will be charged to your account and when made by the Bank shall be conclusive on us), we shall be entitled to charge your account for our services hereunder with the following:

   1. UCC filing and search fees.

   2. A commission of 1/12 of 1% per month (1% per annum) on the face amount of any Letter of Credit, either opened or amended (as to expiry date or dollar amount) for the entire term of said letter (minimum fee $10). However, where "time" drafts are involved, we shall be entitled to a similar rate for the term of such drafts remaining unpaid beyond the expiry date of the "Letter of Credit".

   For the purpose of the preceding subdivision 2, Letters of Credit will be deemed to include not only Letters of Credit established or opened for you with our assistance as hereinabove provided, but also other letters of credit established or opened for you by other institutions with respect to which we are or hereafter become obligated to indemnify such institutions.

   This agreement, which is subject to modification only in writing, is supplementary to, and is to be considered as a part of, the Agreement and shall take effect when date, accepted and signed in New York State by one of our officers. If the foregoing is in accordance with your understanding, please so indicate by signing and returning the enclosed copies of this letter, after which we will return a fully executed copy to you for your files.

                                                 Very truly yours,
                                                 BNY FINANCIAL CORPORATION

                                                 By:
                                                   ------------------------
                                                   Title:

READ AND AGREE TO:
ACCLAIM DISTRIBUTION INC.


By:
  -----------------------
  Title:

Accepted as of ______________________, 19___, at New York, New York.

BNY FINANCIAL CORPORATION

By:_____________________________
   Title: